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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INSMED INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE

and

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2013

9 Deer Park Drive, Suite C
Monmouth Junction, New Jersey 08852-1923

Insmed Incorporated

9 Deer Park Drive, Suite C
Monmouth Junction, NJ 08852-1923
(732) 997-4600

ANNUAL MEETING OF SHAREHOLDERS

April 29, 2013

To the Shareholders:

        We cordially invite you to attend the 2013 Annual Meeting of Shareholders to be held at the Hilton East Brunswick Hotel and Executive Meeting Center, 3 Tower Center Boulevard, East Brunswick, New Jersey 08816, on May 23, 2013, at 9:00 a.m. local time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to:

  (i)
  elect three Class I directors to serve until the 2016 Annual Meeting of Shareholders;

  (ii)
  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

  (iii)
  ratify and approve certain equity compensation awards previously granted to certain current and former employees and directors under our 2000 Stock Incentive Plan;

  (iv)
  approve the Insmed Incorporated 2013 Incentive Plan; and

  (v)
  transact such other business as may properly come before the meeting.

        Please read the notice and proxy statement carefully, and vote by telephone, electronically through the Internet, by completing, signing and mailing the enclosed proxy card promptly, or in person at the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares of Insmed common stock you own, please vote promptly.

Sincerely yours,
/s/ DONALD HAYDEN, JR. DONALD HAYDEN, JR. Chairman of the Board

INSMED INCORPORATED
9 Deer Park Drive, Suite C
Monmouth Junction, NJ 08852-1923
(732) 997-4600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2013

        NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Insmed Incorporated will be held at the Hilton East Brunswick Hotel and Executive Meeting Center, 3 Tower Center Boulevard, East Brunswick, New Jersey 08816, on May 23, 2013, at 9:00 a.m. local time and at any adjournment or postponement thereof, for the following purposes:

  1.
  To elect three Class I directors to serve until the 2016 Annual Meeting of Shareholders;

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

  3.
  To ratify and approve certain equity compensation awards previously granted to certain current and former employees and directors under our 2000 Stock Incentive Plan;

  4.
  To approve the Insmed Incorporated 2013 Incentive Plan; and

  5.
  To transact such other business as may properly come before the meeting.

        Holders of record of shares of Insmed common stock at the close of business on March 28, 2013, will be entitled to vote at the Annual Meeting.

        You are requested to vote promptly by telephone, electronically through the Internet, or by completing, signing and mailing the enclosed proxy card, regardless of whether you expect to attend the Annual Meeting. If you are present at the Annual Meeting, you may vote in person even if you already have sent in your proxy.

By Order of the Board of Directors
/s/ ANDREA HOLTZMAN DRUCKER Andrea Holtzman Drucker Corporate Secretary

April 29, 2013

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
INSMED INCORPORATED
To be held May 23, 2013

THE PROXY STATEMENT AND FORM OF PROXY FOR OUR 2013 ANNUAL MEETING AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, ARE AVAILABLE AT: www.insmed.com under the heading "Investor Relations—SEC Filings."

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL NO. 1 ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	9
AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES	15
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	17
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
COMPENSATION DISCUSSION AND ANALYSIS	22
COMPENSATION COMMITTEE REPORT	34
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	45
DIRECTOR COMPENSATION	45
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	48
PROPOSAL NO. 3 RATIFICATION AND APPROVAL OF CERTAIN EQUITY COMPENSATION AWARDS PREVIOUSLY GRANTED TO CERTAIN EMPLOYEES AND DIRECTORS UNDER OUR 2000 STOCK INCENTIVE PLAN	49
PROPOSAL NO. 4 APPROVAL OF THE 2013 INCENTIVE PLAN	55
PROPOSALS FOR 2014 ANNUAL MEETING	68
INTERNET AVAILABILITY OF PROXY MATERIALS	68
ANNUAL REPORT ON FORM 10-K	68
SEPARATE COPIES FOR BENEFICIAL HOLDERS	68
OTHER MATTERS	69
EXHIBIT A—INSMED INCORPORATED 2013 INCENTIVE PLAN	71

In this Proxy Statement, we use the words "Insmed Incorporated" to refer to Insmed Incorporated, a Virginia corporation, and we use the words the "Company," "Insmed," "we," "us" and "our" to refer to Insmed Incorporated and its consolidated subsidiaries. ARIKACE® is a registered trademark and InsmedTM is a trademark of Insmed Incorporated. This Proxy Statement also contains trademarks of third parties. Each trademark of another company appearing in this Proxy Statement is the property of its owner.

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
INSMED INCORPORATED
To be held May 23, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Solicitation of Proxies

        The Board of Directors (the "Board") of Insmed Incorporated ("Insmed," which may be referred to as the "Company", "we", "us" or "our") is soliciting your proxy for the Annual Meeting of Shareholders to be held at the Hilton East Brunswick Hotel and Executive Meeting Center, 3 Tower Center Boulevard, East Brunswick, New Jersey 08816, on May 23, 2013, at 9:00 a.m., local time and any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement is first being distributed to our shareholders on or about April 29, 2013.

Information about the Annual Meeting

        Who May Vote.    Shareholders of record at the close of business on March 28, 2013 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, we had 31,571,806 outstanding shares of our common stock, $0.01 par value per share (the "Common Stock"). Each share of our Common Stock entitles the holder to one vote with respect to all matters submitted to shareholders at the Annual Meeting. Beneficial owners of shares of our Common Stock may direct the record holder of the shares on how to vote the shares held on their behalf.

        Of the Common Stock outstanding as of the Record Date, 1,765,271 shares represent shares retained by us as security for potential indemnification payments (the "Holdback Shares"), as described in the Agreement and Plan of Merger with Transave, Inc. (the "Merger Agreement"), filed as Exhibit 2.1 to our Annual Report on Form 10-K for the year ended December 31, 2012. Such Holdback Shares will not be represented at the Annual Meeting for quorum purposes and will not be voted on any of the matters presented at the Annual Meeting.

        Shareholders of Record.    If on the Record Date, shares of our Common Stock were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person or by proxy at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we hope you will take the time to vote your shares.

        How can you vote?    If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

  1.
  By Telephone—Dial 1-800-PROXIES (1-800-776-9437) using any touch-tone phone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the voting instructions given to you over the phone.

  2.
  By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors. Unsigned proxy cards will not be voted.

  3.
  By Internet—If you have Internet access, you may authorize the voting of your shares by following the "Submit a proxy by Internet" instructions set forth on the enclosed proxy card. You must specify how you want your shares voted or your vote will not be completed and you will receive an error message. Your shares will be voted according to your instructions.

  4.
  In Person at the Meeting—If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

        Beneficial Owners of Shares.    If on the Record Date, your shares of our Common Stock were not held in your name, but rather were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting and is required to vote those shares in accordance with your instructions. If you do not give instructions to the organization holding your account, then the organization will have discretion to vote the shares with respect to "routine" matters but will not be permitted to vote the shares with respect to "non-routine" matters. Accordingly, if you do not instruct your broker or other agent on how to vote your shares with respect to the "non-routine" matters, your shares will be "broker nonvotes" with respect to that proposal, which means your shares will not be voted. Proposal 1, the election of directors, is a non-routine matter. Proposal 2, the ratification of independent registered public accounting firm, is a routine matter. Proposal 3, the ratification and approval of certain equity compensation awards, is a non-routine matter. Proposal 4, the approval of the 2013 Incentive Plan, is a non-routine matter. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. If you are a beneficial owner and not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

        Quorum and Vote Required to Approve Each Item on the Proxy.    Shares of our Common Stock representing a majority of the votes entitled to be cast on a matter at the Annual Meeting will constitute a quorum for the transaction of business with respect to such matter, unless otherwise provided by law or in our Articles of Incorporation, as amended ("Articles of Incorporation").

        Proposal 1, the election of directors, requires the affirmative vote of the holders of a plurality of the votes cast in the election of directors. This means that the nominee(s) who receive the highest number of affirmative votes cast are elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. Signing and returning your proxy will constitute a vote "for" the nominees unless your proxy specifies that you are withholding authority to vote for the nominees or for a specific nominee. Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast. In the event that any of the nominees are unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, the shares represented by proxy will be voted "for" the substitute nominee unless other instructions are given in the proxy. The Board has no reason to believe that any nominee will be unavailable.

        Proposal 2, ratification of a registered public accounting firm, does not require shareholder ratification under Virginia law, our Articles of Incorporation or our Amended and Restated Bylaws ("Bylaws"). However, the Board is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting. In the event that Proposal 2 is not approved, the Audit Committee of the Board will consider the vote and the reasons therefore in future independent auditor selection decisions.

        Proposal 3, the ratification and approval of certain equity compensation awards, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting. Signing and returning your proxy will constitute a vote "for" the ratification and approval of the equity compensation awards unless your proxy specifies that you are abstaining from voting on Proposal 3. Any abstentions and any broker non-votes will not be included in determining the number of votes cast.

        Proposal 4, approval of the 2013 Incentive Plan, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting. Signing and returning your proxy will constitute a vote "for" the approval of the 2013 Incentive Plan unless your proxy specifies that you are abstaining from voting on Proposal 4. Any abstentions and any broker non-votes will not be included in determining the number of votes cast.

        Revoking a Proxy.    Anyone giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later dated proxy or written notice of revocation to our Corporate Secretary. Attendance at the Annual Meeting will not itself revoke a proxy. A proxy, if executed and not revoked, will be voted at the Annual Meeting.

        Cost of Soliciting Proxies.    We will pay the cost of soliciting proxies. In addition to the use of mail, proxies may be solicited in person or by telephone by our employees. We have engaged Georgeson Inc. to assist us in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. We will pay Georgeson approximately $15,000 for their services and reimburse them for their out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items. We will indemnify Georgeson from any losses arising from that firm's proxy soliciting services on our behalf.

Principal Executive Offices of Insmed

        The address of our principal executive offices is 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey, 08852-1923.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Board has nominated three current Class I directors, Al Altomari, Steinar Engelsen, M.D., and Will Lewis (the "nominees" and each a "nominee") for re-election at the Annual Meeting for the three-year term expiring at the 2016 Annual Meeting of Shareholders. Each of the nominees was recommended for election by the Nominations and Governance Committee and the other members of the Board. Below is some information on the nominees. Mr. Altomari, who joined the Board in August 2012, was recommended by a current non-management director.

        Al Altomari—age 54. Mr. Altomari was elected to our Board in August 2012. Since October 2010, Mr. Altomari has served as President and Chief Executive Officer of Agile Therapeutics. Mr. Altomari is also a member of Agile's board of directors and prior to being named President and CEO, he served as Agile's Executive Chairman. From 2008 to September 2010, Mr. Altomari was also a consultant. From 2003 to 2008, Mr. Altomari held multiple senior management positions at Barrier Therapeutics, Inc., including Chief Commercial Officer, Chief Operating Officer, and Chief Executive Officer. In 2008, in his role as Chief Executive Officer and as a member of Barrier's board of directors, Mr. Altomari completed the successful sale of Barrier to Stiefel Laboratories, which was subsequently acquired by GlaxoSmithKline plc. From 1982 to 2003, Mr. Altomari held numerous executive roles in general management, commercial operations, business development, product launch preparation, and finance with Johnson & Johnson. Mr. Altomari also serves on the Board of NB Therapeutics, Inc. Mr. Altomari received an M.B.A. from Rider University and his B.S. from Drexel University.

        Key Attributes, Experience and Skills: Mr. Altomari is a pharmaceutical industry veteran with more than 30 years of experience. The Board believes that Mr. Altomari's experience in pharmaceutical companies with commercialized products, the launch of certain products and more than 20 years of focus on the development and marketing of specialty pharmaceutical products makes him uniquely suited to guide the Board in strategic planning, operational and commercial matters.

        Steinar J. Engelsen, M.D.—age 62. Dr. Engelsen has been a member of our Board since our inception in November 1999 and was a director of Insmed Pharmaceuticals, our predecessor entity, from 1998 to 2000. Since November 1996, Dr. Engelsen has been a partner of Teknoinvest AS, a venture capital firm based in Norway. In addition, from January to November 2000, Dr. Engelsen was acting CEO of Centaur Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 until October 1996, Dr. Engelsen held various management positions within Hafslund Nycomed AS, a pharmaceutical company based in Europe, and its affiliated companies. He was responsible for therapeutic research and development, serving as Senior Vice President, Research and Development of Nycomed Pharma AS from January 1994 until October 1996. Dr. Engelsen received his M.Sc. in nuclear chemistry and his M.D. from the University of Oslo and is a Certified European Financial Analyst (C.E.F.A.).

        Key Attributes, Experience and Skills: Dr. Engelsen has more than 20 years of experience in the pharmaceutical industry, including his experience as a financial analyst and as an investor in biopharmaceutical companies. The Board believes that Dr. Engelsen's finance and management experience in biopharmaceutical companies enables him to provide operating insights to the Board. In addition, his experience and background in research and development is an asset to the Board.

        Will Lewis—age 44. Mr. Lewis joined us in September 2012 as our President and Chief Executive Officer and as a member of our Board. Mr. Lewis has more than 20 years of experience in the pharmaceutical and finance industries both in the US and internationally. From 2011 to 2012, Mr. Lewis was a consultant and acted as a consultant to our Board from June 2012 until September 2012. From 2009 to 2011, Mr. Lewis was President of Aegerion Pharmaceuticals, Inc. (Nasdaq: AEGR) ("Aegerion"). In 2005, Mr. Lewis co-founded Aegerion and from 2005 to 2009, Mr. Lewis was the Chief Financial Officer of Aegerion. Prior to co-founding Aegerion, Mr. Lewis spent more than

10 years working in the US and Europe in investment banking for JP Morgan, Robertson Stephens, and Wells Fargo. During his time in investment banking, he was involved in a broad range of domestic and international capital raising and advisory work. Mr. Lewis began his career as an Operations Officer with the Central Intelligence Agency. He earned a J.D. with Honors and an M.B.A. from Case Western Reserve University and a B.A. with Honors from Oberlin College.

        Key Attributes, Experience and Skills: Mr. Lewis has more than 7 years of experience in the pharmaceutical industry and over 10 years of investment banking experience. The Board believes that Mr. Lewis brings significant qualifications including his experience as a seasoned entrepreneur and senior executive with a fast-growing biotechnology company. In addition, Mr. Lewis offers the Board significant insights and experience with financing, orphan drug technology, and international business development.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

The Board of Directors

        Our Articles of Incorporation provide that our Board shall consist of not more than 12 directors, with the exact number to be prescribed by our Bylaws. Our Bylaws provide that the number of directors constituting our Board shall be designated by a resolution of the Board but shall be not less than six or more than ten. Our Board has adopted a resolution designating seven directors. The directors are divided into three classes—Class I, Class II and Class III. Each class of directors serves for three years on a staggered term basis.

        The Board has nominated three Class I directors, each of whom is currently a director with a term of office that expires at our 2013 Annual Meeting of Shareholders: Steinar J. Engelsen, M.D., Al Altomari, and Will Lewis. If re-elected, their term of office will expire at our 2016 Annual Meeting of Shareholders. The term of the Class II directors, Mr. Donald Hayden, Jr. and Mr. Richard S. Kollender, will expire at the 2014 Annual Meeting of Shareholders. The term of the Class III directors, Melvin Sharoky, M.D. and Randall W. Whitcomb, M.D. will expire at the 2015 Annual Meeting of Shareholders.

        The following table sets forth the names of the directors nominated to be re-elected at the Annual Meeting and the names of the continuing directors not subject to re-election, the year each such person was first elected as a director, the positions currently held by each such person, the year such person's current term as a director will expire and the director class to which such person belongs or will belong:

Nominee's or Director's Name	Age	Position(s) with the Company	Year First Became Director and Year Current Term Will Expire	Class of Director
Nominees for Class I Directors
Al Altomari(1)	54	Director	2012 - 2013	I
Steinar J. Engelsen, M.D.(1)(2)	62	Director	1999 - 2013	I
Will Lewis	44	President and Chief Executive Officer, and Director	2012 - 2013	I
Continuing Directors:
Donald Hayden, Jr.	57	Chairman of the Board	2010 - 2014	II
Richard S. Kollender(1)(3)	43	Director	2011 - 2014	II
Melvin Sharoky, M.D.(2)(3)	62	Director	2001 - 2015	III
Randall W. Whitcomb, M.D.(2)(3)	58	Director	2001 - 2015	III

(1)
Member of Audit Committee.

(2)
Member of Nominations and Governance Committee.

(3)
Member of Compensation Committee.

  Incumbent Directors Whose Term Expires at the 2014 Annual Meeting of Shareholders (Class II Directors).

        Donald Hayden, Jr.    Mr. Hayden has been a member of our Board since December 2010. Mr. Hayden has been the non-Executive Chairman of our Board since December 2010, except for the period from May 2012 to September 2012, when he acted as our Executive Chairman during a transition of senior level management. He previously served as the Executive Chairman of Transave from April 2006 until December 2010. Mr. Hayden is a senior advisor to Prospect Venture Partners, a venture capital firm. From 1981 to 2006, Mr. Hayden was an executive with Bristol-Myers Squibb Company and served in key executive roles including President of Global Pharmaceuticals; Executive Vice President and President, Americas; Executive Vice President of the Health Care Group; President of Oncology and Immunology; and Senior Vice President of Worldwide Franchise Management and Business Development. Mr. Hayden currently serves as lead independent director of Amicus Therapeutics (Nasdaq: FOLD). Mr. Hayden is also a director of Otsuka America Pharmaceuticals, Inc., a subsidiary of the Otsuka Group in Japan. Mr. Hayden also serves on the boards of directors for four privately-held companies: Alvine Pharmaceuticals; Nora Therapeutics; Satori Pharmaceuticals; and Vitae Pharmaceuticals. Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University.

        Key Attributes, Experience and Skills: Mr. Hayden has more than 30 years of pharmaceutical industry experience, including roles in executive management, commercialization, business development, and financial and strategic planning. This extensive experience makes him a valuable asset to our Board. Furthermore, Mr. Hayden's leadership abilities and experiences make him particularly well qualified to be our Chairman.

        Richard S. Kollender.    Mr. Kollender has been a member of our Board since January 2011. Since 2005, Mr. Kollender has been a partner at Quaker Partners Management, L.P. (formerly Quaker BioVentures Management, L.P.), a venture capital and growth equity firm with a focus on the healthcare industry. From 2003 to 2005, Mr. Kollender was a principal with Quaker Partners

Management, L.P. Mr. Kollender's prior experiences include a variety of sales, marketing and worldwide business development positions at GlaxoSmithKline, an Investment Manager at SR One and a Certified Public Accountant with KPMG LLP, with a significant emphasis on the healthcare and emerging businesses sectors. Mr. Kollender holds a B.A. in Accounting and Business Administration from Franklin and Marshall College, an M.B.A. from the University of Chicago and a certificate from the graduate program in Health Administration and Policy from the University of Chicago. Mr. Kollender currently serves on the board of directors and as chairman of the compensation committee of NuPathe Inc. (Nasdaq: PATH), having previously served from December 2007 to June 2011 on NuPathe's board of directors. Mr. Kollender currently serves as the chairman of the audit committee of Celator Pharmaceuticals, Inc. (a public company). Mr. Kollender also serves on the boards of directors of three privately-held companies, Precision Therapeutics, Inc., Rapid Micro Biosystems, Inc. and Corridor Pharmaceuticals, Inc. Beginning in 2005, he served as a member of the board of directors of TargetRx, Inc., and became its Chairman in 2008, until its acquisition in 2011. Mr. Kollender also served on the board of directors for Transport Pharmaceuticals, Inc., from 2004 to 2009 and the board of directors of Transave, Inc. (from 2007 to 2010) prior to its business combination with Insmed in 2010.

        Key Attributes, Experience and Skills: Mr. Kollender has more than 15 years of experience in the pharmaceutical and biotechnology industries. The Board believes that his diverse pharmaceutical and biotechnology background, including extensive accounting, financial, commercial, business development, and senior leadership experience, is an asset to our Board.

  Incumbent Directors Whose Term Expires at the 2015 Annual Meeting of Shareholders (Class III Directors).

        Melvin Sharoky, M.D.    Dr. Sharoky has been a member of our Board since May 2001 and served as Chairman of our Board from June 2009 to December 2010. Since January 2008, Dr. Sharoky has been retired, but he continues to serve as a member of our Board and was a member of the board of directors of Par Pharmaceuticals from 2007 until October 2012 (NYSE:PRX). From January 2002 to March 2007, Dr. Sharoky was President and Chief Executive Officer of Somerset Pharmaceuticals, Inc. Dr. Sharoky continued as a consultant to Somerset until December 2007. From June 2001 to January 2002, Dr. Sharoky was retired. From July 1995 to June 2001, Dr. Sharoky served as President of Somerset Pharmaceuticals. From July 1995 through January 1998, Dr. Sharoky was President of Watson Pharmaceuticals, Inc., and from February 1993 to January 1998 he was President and CEO of Watson's wholly-owned subsidiary, Circa Pharmaceuticals, Inc. From 1988 to 1993 Dr. Sharoky held various senior executive positions with Circa Pharmaceuticals. From February 1986 to June 1988, Dr. Sharoky was Vice President and Chief Medical Officer of Pharmakinetics Laboratories, Inc. Dr. Sharoky received a B.A. in biology from the University of Maryland in Baltimore County and an M.D. from the University of Maryland School of Medicine.

        Key Attributes, Experience and Skills: Dr. Sharoky has more than 25 years of experience in the pharmaceutical industry. The Board believes that, in addition to his medical experience as a physician, Dr. Sharoky's background as an executive of research and development pharmaceutical companies brings senior management, leadership, financial and strategic planning experience to our Board.

        Randall W. Whitcomb, M.D.    Dr. Whitcomb has been a member of our Board since November 2001, and he was designated our lead independent director in May 2012. Since 2008, Dr. Whitcomb has been a consultant to various companies and serves as a senior advisor to Frazier Healthcare, a venture capital firm. From 2001 to 2006, Dr. Whitcomb was Chief Medical Officer of Quatrx Pharmaceuticals, Inc., a privately-held, drug development company he founded. From 1992 through 2000, Dr. Whitcomb held various management positions with Parke-Davis Pharmaceutical Research, Inc., a division of Warner Lambert Company, serving as Vice President of Drug Development with particular responsibility for the development and approval of products for women's health care, metabolic diseases and diabetes. After Pfizer acquired Warner Lambert, Dr. Whitcomb was Vice President Global Project Management for Pfizer Global Research and Development. From 1987 through 1992, Dr. Whitcomb was on the faculty of Massachusetts General Hospital and Harvard Medical School. Dr. Whitcomb serves on the board of directors of Atterocor, a private drug development company. Dr. Whitcomb received his B.A from Tabor College and his M.D. from the University of Kansas.

        Key Attributes, Experience and Skills: Dr. Whitcomb has more than 25 years of experience in the life sciences industry. The Board believes that, in addition to his medical experience as a physician, Dr. Whitcomb's experience in venture capital investing and extensive management experience bring leadership, financial and strategic planning strength to our Board.

Executive Officers

        The following table sets forth our current executive officers, their ages, the positions currently held by each such person as of the date of this Proxy Statement and the period holding such positions.

Name	Age	Position(s)	Period During Which Officer Served in Such Position(s)
Will Lewis	44	President and Chief Executive Officer	September 2012—Present
Andrew T. Drechsler	41	Chief Financial Officer	November 2012—Present
Dr. Renu Gupta	57	Executive Vice President of Development and Chief Medical Officer	December 2010—Present
Matthew Pauls	42	Chief Commercial Officer	April 2013—Present
Andrea Holtzman Drucker, J.D.	55	Senior Vice President, General Counsel and Corporate Secretary	July 2011—Present

        Will Lewis.    Mr. Lewis's biographical information is summarized above under "Information Relating to the Election of Directors."

        Andrew T. Drechsler.    Mr. Drechsler joined us as our Chief Financial Officer in November 2012. Mr. Drechsler has 15 years of financial and operational leadership experience in both public and private life sciences companies. From 2007 to 2012, Mr. Drechsler was Chief Financial Officer of VaxInnate Corporation. From 2005 to 2007, Mr. Drechsler was Chief Financial Officer of Valera Pharmaceuticals, a publicly traded specialty pharmaceutical company that was acquired by Indevus Pharmaceuticals, now part of Endo Pharmaceuticals. From 1997 to 2005, Mr. Drechsler held senior financial positions with i-STAT, now part of Abbott Laboratories, and Biomatrix, now part of Sanofi. From 1994 to 1997, Mr. Drechsler was a certified public accountant with Coopers & Lybrand. Mr. Drechsler serves on the board of Tivorsan Pharmaceuticals, a private biotech company. Mr. Drechsler graduated with a B.S. in accounting from Villanova University.

        Renu Gupta, M.D.    Dr. Gupta joined us as our Executive Vice President of Development and Chief Medical Officer in December 2010. From 2006 to 2010, Dr. Gupta served as the Executive Vice President of Development and Chief Medical Officer of Transave, Inc. From 2003 to 2006, Dr. Gupta was Senior Vice President of Development at Antigenics, Inc. Dr. Gupta's prior experience also includes executive clinical and development roles at Novartis and Bristol-Myers Squibb. Dr. Gupta received her bachelor and medical degrees from the University of Zambia and completed her medical and post-doctoral training at Albert Einstein Medical Center, the Wistar Institute of Anatomy and Biology, Children's Hospital of Philadelphia, and the University of Pennsylvania, where she was Adjunct Assistant Professor until 1997. Dr. Gupta has more than 25 years of development, regulatory and senior management experience with the biopharma industry. Her work has been published in leading peer-reviewed journals and she has been active in numerous relevant academic and professional societies. Dr. Gupta is a founding member of the Industrial Management Board at the Harvard Medical School, served as Chair of the Medical Advisory Council for Antigenics, is a board member of Aim at Melanoma (formerly Charlie Guild Melanoma Foundation) and was previously a member of the Scientific Advisory Board at Cerimon Pharmaceuticals and the Institute of Medicine Forum on Emerging Infections.

        Matthew Pauls.    Mr. Pauls joined us as our Chief Commercial Officer on April 1, 2013. From 2007 to 2013, Mr. Pauls served in various senior commercial positions at Shire Pharmaceuticals (LSE: SHP), most recently as Senior Vice President, Head of Global Commercial Operations, Shire Regenerative Medicine. From 2005 to 2007, Mr. Pauls served in the senior management of Bristol-Myers Squibb Company. From 1997 to 2005, Mr. Pauls held various positions at Johnson & Johnson, Inc. Mr. Pauls received his J.D. from Michigan State University College of Law and his M.B.A. and B.S. degrees from Central Michigan University.

        Andrea Holtzman Drucker, J.D.    Ms. Drucker joined Insmed as our Senior Vice President, General Counsel and Corporate Secretary in July 2011. From 2006 to 2011, Ms. Drucker served as Senior Vice President, General Counsel and Secretary for PuriCore plc (LSE: PURI), a publicly traded biotechnology company. Ms. Drucker's prior experiences include two years with Practical Business Solutions, a private legal consulting firm, during which she served as Acting General Counsel for Novavax, Inc. (Nasdaq:NVAX), and as Interim Associate General Counsel for Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), both publicly-traded biotechnology companies. Ms. Drucker also spent 17 years in a number of legal positions with FMC Corporation, a publicly traded diversified chemicals company. Ms. Drucker began her career as an associate with Ballard Spahr L.L.P. (formerly Ballard Spahr Andrews & Ingersoll). Ms. Drucker received her J.D. from the University of Pennsylvania Law School and a Bachelors of Science with Distinction in Environmental Studies from Cornell University.

CORPORATE GOVERNANCE

Corporate Governance Matters

        Code of Business Conduct and Ethics.    We adopted a Code of Conduct that applies to all of our directors, officers and employees. Our Code of Conduct contains written standards designed to communicate our expectations of our directors, officers and employees when making decisions and conducting themselves in corporate activities, including the ethical handling and use of confidential information; actual or apparent conflicts of interest; compliance with applicable governmental laws, rules and regulations; protection of our assets and proprietary information; the ethical handling of payments and gifts received in the normal course of business and of payments made to government personnel; prompt internal reporting of violations of our Code of Business Conduct and Ethics; and accountability for adherence to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is posted on our website at www.insmed.com under the heading "Investor Relations—Corporate Governance." We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on our website under the heading "Investor Relations—Corporate Governance."

        Corporate Governance Guidelines.    We adopted Corporate Governance Guidelines to assist and guide the Board in the exercise of its responsibilities. The Corporate Governance Guidelines contain written standards pertaining to director qualifications, director responsibilities, structure of our Board, director access to management and independent advisors, director compensation, and performance evaluation of our Board and committees, among other things. Our Corporate Governance Guidelines are interpreted in accordance with all applicable laws and regulations, the Nasdaq Listing Rules, and our Articles of Incorporation and our Bylaws. Our Corporate Governance Guidelines and Bylaws are

posted on our website at www.insmed.com under the heading "Investor Relations—Corporate Governance."

        Meetings of the Board.    The Board held sixteen meetings during fiscal 2012, including five regularly scheduled meetings. Each director attended at least 75% of the Board meetings that occurred in 2012 while he was a director. No director missed more than one Board meeting in 2012 during his tenure as a director. Each director attended at least 75% of the committee meetings that occurred in 2012 during his tenure on such committees.

        Independence of the Directors and Director Nominees.    The Board has determined that the following members of the Board are independent, as that term is defined under the general independence standards in listing standards of the Nasdaq Marketplace Rules: Dr. Steinar J. Engelsen, Dr. Melvin Sharoky, Mr. Richard S. Kollender, Mr. Al Altomari, and Dr. Randall W. Whitcomb. Mr. Lewis is not considered independent because he currently is employed by the Company, and Mr. Hayden is not serving on any of our committees because he acted as our executive Chairman during 2012, but we plan to re-evaluate his independence given that such service was only on an interim basis. In assessing Mr. Kollender's independence, the Board considered Mr. Kollender's position at Quaker Partners Management, L.P. and the equity position in the Company of Quaker BioVentures II, L.P., Quaker BioVentures Capital II, L.P. and Quaker BioVentures Capital II, LLC (herein collectively referred to as "Quaker BioVentures").

Director Nominating Process

        The Nominations and Governance Committee.    Our Nominations and Governance Committee, which is described more fully below under "Corporate Governance—Nominations and Governance Committee," performs the functions of a nominating committee and serves as an independent and objective party to identify and nominate qualified candidates for directorship, consistent with criteria approved by the Board, and establishes such criteria based on factors it considers appropriate. Among the factors that the Board considers are strength of character, maturity of judgment, career specialization, relevant technical skills, diversity, independence and the extent to which the candidate would fill a present need of the Board. The Committee takes a leadership role in shaping our corporate governance, including overseeing the evaluation of the Board and its committees. The Committee's Charter contains information concerning the Committee's responsibilities, including identifying and evaluating the director candidates. The Nominations and Governance Committee Charter and the Corporate Governance Guidelines are both available on our website at www.insmed.com under the heading "Investors—Corporate Governance." The Board has determined that all members of the Nominations and Governance Committee are independent as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and our Corporate Governance Guidelines.

        Director Candidate Recommendations and Nominations by Shareholders.    The Nominations and Governance Committee's Charter provides that the Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominations and Governance Committee through the method described under "—Communications with the Board." In addition, in accordance with our Bylaws, any person who is a shareholder of record on the record date for the shareholder meeting, on the date of the shareholder meeting and on the date such person provides required notice to the Company may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in this Proxy Statement under the heading "Proposals for 2014 Annual Meeting."

        Nominations and Governance Committee Process for Identifying and Evaluating Director Candidates.    The Nominations and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines and the Nominations and Governance Committee Charter, including the provision that diversity of backgrounds and experience should be emphasized in board composition, and seeks candidates with experience in the pharmaceutical and biotechnology industries, as well as business, management, accounting and financial experience. The Nominations and Governance Committee evaluates a candidate's qualifications to serve as a member of the Board based on the skills and characteristics of such individual Board members as well as the composition of the Board as a whole. In addition, the Nominations and Governance Committee will evaluate a candidate's independence, diversity, skills and experience in the context of the Board's needs.

Communications with the Board

        The Board approved a process for shareholders to send communications to the Board. Shareholders can send communications to the Board and, if applicable, to the Nominations and Governance Committee or to specified individual directors in writing c/o Ms. Andrea Holtzman Drucker, Corporate Secretary, Insmed Incorporated, 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey 08852-1923. All letters sent to Ms. Drucker will be forwarded, as appropriate, to the Board, the Nominations and Governance Committee or any specified individual directors.

Director Attendance at Annual Meeting

        Our policy is that directors attend the annual meeting of shareholders. All directors attended the 2012 Annual Meeting of Shareholders in accordance with our policy.

Board Leadership Structure

        Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for us at a given time. The Board believes that its current leadership structure, with Mr. Lewis serving as Chief Executive Officer and Mr. Hayden serving as Chairman, is appropriate for the Company at this time. Both leaders are actively engaged on significant matters affecting us, such as long-term strategy. The Chief Executive Officer has overall responsibility for all aspects of our operation, while the Chairman has a greater focus on governance of the Company, including oversight of the Board. We believe this balance of shared leadership between the two positions is a strength for the Company. In addition, Dr. Whitcomb has been our lead independent director since May 2012 when Mr. Hayden became Executive Chairman for approximately four (4) months during a period of transition at the senior most levels of management. As the lead independent director, Dr. Whitcomb continues to serve as principal liaison with the Chairman and the CEO, presides at executive sessions of non-management and independent directors, has the authority to call meetings of independent directors, provides meaningful input into the agenda of Board meetings, authorizes the retention of outside advisors, consultants and legal counsel who report directly to the Board and consults frequently with other independent directors on issues as they arise.

The Role of the Board in Risk Oversight

        The Board has primary responsibility for overseeing the Company's risk management. The Board administers its oversight responsibility for risk management directly and through its committees. Each committee chairman reports to the Board regarding the committee's considerations of management's processes for identifying, evaluating and controlling significant risks. In addition, the officers responsible for oversight of particular risks within the Company provide updates and information to our Board. The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, our research and development activities, our supply chain and our operations. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Management routinely informs the Board of developments that could affect our risk profile or other aspects of our business and development. We face a number of risks, including those described under the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2012, which is available on our website at www.insmed.com under the heading "Investor Relations—SEC Filings."

        The Audit Committee periodically discusses with management our policies and guidelines regarding risk assessment and risk management as well as our major financial and operational risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee oversees disclosure controls and procedures, including applicable internal control over financial reporting and meets with the Chief Financial Officer, the General Counsel, external audit personnel and other senior managers as appropriate to review issues regarding compliance with the applicable legal and regulatory requirements.

        The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. The Company believes that the risks arising from our overall compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. During the last fiscal year, the Compensation Committee, with the assistance of its independent compensation consultant, reviewed the executive compensation program and determined that the design of the compensation policies, including the components, weightings and focus of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks.

        The Nominations and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of Board, the structure and function of Board committees and meeting logistics and policies. The Nominations and Governance Committee regularly reviews the Board's performance, oversees evaluation of each of the Board's committees, oversees our corporate governance and formulates and recommends corporate governance standards to our Board.

Committees of the Board of Directors

        Our Bylaws provide that the Board may create one or more committees of the Board. Currently, the Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominations and Governance Committee.

  Audit Committee

        Composition and Attendance.    Our Audit Committee consists of Mr. Kollender (Chairman), Dr. Engelsen, and Mr. Altomari. After being elected to the Board in August 2012, Mr. Altomari was appointed to serve on the Audit Committee, replacing Dr. Whitcomb who resigned from the Audit Committee. During 2012, the Audit Committee held six meetings. Mr. Kollender, Dr. Engelsen, Dr. Whitcomb, and Mr. Altomari each attended all meetings of the Audit Committee held during their respective time served on the Committee.

        Responsibilities and Duties.    The Audit Committee assists our Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of the Company and seeking to ensure our compliance with applicable legal and regulatory requirements. The Committee reviews and oversees:

  •
  the financial statements, financial reports and other financial information which we provide to governmental bodies, our shareholders and others;

  •
  our systems of internal controls regarding finance and accounting;

  •
  our auditing, accounting and financial reporting processes;

  •
  the qualifications and independence of our independent registered public accounting firm; and

  •
  the engagement and compensation of our independent registered public accounting firm to perform audit services and any permissible non-audit services.

        Our Board has adopted a written charter for the Audit Committee, which is available on our website at www.insmed.com under the heading "Investor Relations—Corporate Governance." Our Board amended the Audit Committee Charter on March 6, 2012 as part of its corporate governance review.

        Independence.    Rule 5605(c)(2) of the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act of 1934, as amended (the "Exchange Act"), each require that the members of our Audit Committee be independent. Our Board has determined that all three of the current Audit Committee members, Mr. Kollender, Dr. Engelsen, and Mr. Altomari, are "independent directors" within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules, Rule 10A-3 of the Exchange Act and our Corporate Governance Guidelines. Our Board also determined that Dr. Whitcomb was an independent director under such standards during the portion of 2012 in which he was a member of the Audit Committee.

        Financial Literacy and Expertise.    Our Board determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, consolidated statement of operations and consolidated statement of cash flows, and has accounting or related financial management expertise, as such terms are interpreted by our Board. Our Board also has determined that Mr. Kollender is an "audit committee financial expert," as that term is defined in the rules promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Sarbanes-Oxley Act of 2002, as amended.

  Compensation Committee

        Composition and Attendance.    Our Compensation Committee consists of Dr. Whitcomb (Chairman), Dr. Sharoky and Mr. Kollender. During fiscal 2012, the Compensation Committee held seven meetings. Mr. Kollender replaced Mr. Hayden on the Compensation Committee in May 2012. Each of Dr. Whitcomb, Dr. Sharoky, Mr. Kollender and Mr. Hayden attended all Compensation Committee meetings that occurred in 2012 during their respective time served on the Compensation Committee.

        Responsibilities and Duties.    The Compensation Committee develops and oversees the implementation of our compensation philosophy for our executive officers and is responsible for our executive and other compensation plans. The Committee's primary objectives are to develop and maintain an executive compensation policy that:

  •
  creates a direct relationship between pay levels and corporate performance and returns to shareholders;

  •
  provides overall competitive pay levels to effectively attract and retain executive talent;

  •
  creates proper incentives to enhance shareholder value; and

  •
  rewards performance.

        Our Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.insmed.com under the heading "Investor Relations—Corporate Governance." The Compensation Committee reviews and reassesses the adequacy of the charter at least annually.

        Independence.    Rule 5605(d)(2) of the Nasdaq Listing Rules requires that the members of our Compensation Committee be independent. Our Board has determined that all three of the current Compensation Committee members, Dr. Whitcomb, Dr. Sharoky, and Mr. Kollender, are "independent directors" within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules and our Corporate Governance Guidelines. Our Board also determined Mr. Hayden was an independent director under such standards during the portion of 2012 in which he was a member of the Compensation Committee.

  Nominations and Governance Committee

        Composition and Attendance.    Our Nominations and Governance Committee consists of Dr. Sharoky (Chairman), Dr. Engelsen, and Dr. Whitcomb. During fiscal 2012, the Nominations and Governance Committee held three meetings. Dr. Whitcomb replaced Mr. Hayden on the Nominations and Governance Committee in May 2012. Each of Dr. Sharoky, Dr. Engelsen, Dr. Whitcomb and Mr. Hayden attended all meetings of the Nominations and Governance Committee that occurred in 2012 during his tenure on the Nominations and Governance Committee.

        Responsibilities and Duties.    The Nominations and Governance Committee identifies and nominates qualified candidates for directorship and serves in a leadership role in shaping our corporate governance and overseeing the evaluation of the Board and its committees. The Nominations and Governance Committee:

  •
  assists the Board by identifying and recruiting individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of shareholders;

  •
  recommends to the Board director nominees for each committee;

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  oversees our governance, including recommending to the Board Corporate Governance Guidelines;

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  leads the Board in its annual review of the Board's performance and oversees the evaluation of each of the Board's committees;

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  oversees the management continuity planning process;

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  ensures that the Board consists of a diversified group of individuals with strong business experience, good judgment and high integrity; and

  •
  seeks to ensure that directors, executive management and employees adhere to a high ethical standard in performing their duties.

        Our Board has adopted a written charter for the Nominations and Governance Committee, a copy of which is available on our website at www.insmed.com under the heading "Investor Relations—Corporate Governance."

        Independence.    Our Board has determined that all three of the current members of the Nominations and Governance Committee, Dr. Sharoky, Dr. Engelsen, and Dr. Whitcomb, are "independent directors" within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules and our Corporate Governance Guidelines. Our Board also determined Mr. Hayden was an independent director under such standards during the portion of 2012 in which he was a member of the Nominations and Governance Committee.

 AUDIT COMMITTEE REPORT* AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

        The Audit Committee of the Board (the "Audit Committee") is comprised of three independent directors and operates under a written charter adopted by the Board. The Audit Committee reviews and reassesses the adequacy of the charter at least annually. The Audit Committee approves and recommends to the Board, the selection of the Company's independent registered public accounting firm. The Audit Committee meets with and holds discussions with management and Ernst & Young LLP, the Company's independent registered public accounting firm.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the "Annual Report") with management including a discussion of the quality, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, the Company's accounting principles, and such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board Standards.

        In addition, the Audit Committee has discussed with the independent registered public accounting firm the independence of the independent registered public accounting firm from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Audit Committee required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee and the Board also recommended, subject to ratification by our shareholders, the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013.

THE AUDIT COMMITTEE

Richard S. Kollender, CPA, Chairman
Steinar J. Engelsen, M.D., C.E.F.A.
Al Altomari

*
The foregoing report of the Audit Committee is not to be deemed "soliciting material" or deemed to be "filed" with the SEC (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate the text of such report by reference into a document filed with the SEC.

Audit Committee Pre-Approval Policy

        In March 2012, as part of our corporate governance review, the Audit Committee adopted a revised Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm from the Company and is consistent with the SEC's rules. The policy requires pre-approval by the Audit Committee of the terms and fees of all audit, review and attestation engagements and related services. The policy also requires the Audit Committee to determine that the provision of any audit-related services or non-audit services would not impair the independence of our independent registered public accounting firm. The policy also prohibits the Audit Committee from retaining our independent registered public accounting firm in connection with a transaction initially recommended by such firm, the purpose of which may be tax deferral or reduction. The policy delegates pre-approval authority to the Chair of the Audit Committee or, if the Chair is not available, to any of the Audit Committee's independent members, but any pre-approval decision must be reported to the full Audit Committee at its next scheduled meeting. All of the services performed by Ernst & Young LLP ("Ernst & Young") in the year ended December 31, 2012 were pre-approved in accordance with the applicable pre-approval policy.

Independent Registered Public Accounting Firm Fee Disclosure

        The Audit Committee reviewed the aggregate fees billed by Ernst & Young for professional services rendered for the fiscal years ended December 31, 2012 and 2011, which were as follows:

	2012	2011
Audit Fees	$414,000	$307,000
Audit Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—

Total Fees	$414,000	$307,000

        Audit Fees in 2012 and 2011 include fees for services performed to comply with Generally Accepted Auditing Standards. These services include the quarterly reviews, the integrated year end audit of our consolidated financial statements, review of documents filed with the SEC and accounting consultations on matters addressed during the audit or quarterly reviews. All of the Ernst & Young fees were pre-approved by the Audit Committee.

        In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        All of our directors and officers complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions. Our Audit Committee must review and approve or ratify all related party transactions, as defined in Item 404 of Regulation S-K promulgated under the Securities Act of 1933. In examining related party transactions, our Audit Committee considers whether any of our directors, officers, holders of more than five percent (5%) of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Audit Committee determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party's interest in the transaction. Any transaction which is deemed to be a related party transaction requires the approval, initially by a majority of the disinterested Audit Committee members, and finally by a majority of the disinterested Board members. Our Audit Committee's procedures for reviewing related party transactions are in writing.

        The rules and regulations promulgated by the SEC require us to disclose in this Proxy Statement any transaction since January 1, 2012, or any currently proposed transaction, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of five percent (5%) or more of our Common Stock, or an immediate family member of any of those persons sharing the household of such person.

        On September 28, 2012, we completed a registered direct public offering of 6,304,102 shares of our Common Stock for a price to the public of $4.07 per share (which was equal to the last consolidated closing price of our Common Stock on the Nasdaq Capital Market prior to completion of the transaction). The net proceeds to us from the sale of the shares were $25.7 million. Quaker BioVentures (as previously defined), a holder of more than 5% of our Common Stock, participated in this registered direct public offering by purchasing 737,100 shares for an aggregate purchase price of $2,999,997. Richard Kollender, one of our directors, is a partner of Quaker Partners Management, L.P. and a managing member of Quaker BioVentures Capital II, LLC, the general partner of Quaker BioVentures Capital II, L.P., which is the general partner of Quaker BioVentures II, L.P. Affiliates of RA Capital Management, LLC ("RA Capital") became a holder of more than five percent (5%) of our Common Stock after participating in this registered direct public offering. RA Capital and its affiliates purchased 2,457,002 shares for an aggregate purchase price of $9,999,998. The terms of this offering were reviewed and approved by the disinterested members of our Board but were not separately approved by a majority of the disinterested Audit Committee members.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our directors, executive officers and holders of more than 10% of our Common Stock report to the SEC their ownership of our Common Stock and changes in that ownership. Directors, executive officers and beneficial owners of more than 10% of our Common Stock are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. We reviewed copies of the reports filed pursuant to Section 16(a) of the Exchange Act. Based solely upon that review, we believe that during the year ended December 31, 2012, our officer, directors and holders of more than 10% of our Common Stock complied with applicable Section 16(a) requirements, except with respect to one Form 4 filed by Mr. Lewis on October 3, 2012 for one grant of stock options to acquire 186,170 shares, which he received on September 28, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information about the beneficial ownership of our Common Stock as of the Record Date, March 28, 2013 (except as otherwise noted), by:

  •
  each person, or group of persons, who beneficially owns more than five percent (5%) of our capital stock;

  •
  each of our directors and director nominees;

  •
  each of our Named Executive Officers; and

  •
  all directors and executive officers as a group.

        Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 28, 2013 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. The percentage of beneficial ownership is based on 31,571,806 shares of Common Stock outstanding on the Record Date, March 28, 2013.

	Shares Beneficially Owned(1)
Name and Address	Number	Percentage
Greater Than Five Percent (5%) Shareholders
FMR LLC(2)	4,418,083	14.0%
82 Devonshire Street
Boston, Massachusetts 02109
Quaker BioVentures II, L.P.(3)	2,598,595	8.2%
2929 Arch Street, Cira Centre
Philadelphia, PA 19104-2868
RA Capital Management, LLC(4)	2,433,319	7.7%
20 Park Plaza, Suite 1200
Boston, MA 02116
TVM Capital GmbH(5)	1,627,854	5.2%
Maximilianstrasse 35/Eingang C,
80539 Munchen, Germany
Prospect Venture Partners III, L.P.(6)	1,604,940	5.1%
435 Tasso Street, Suite 200
Palo Alto, California 94301

(1)
Except as explicitly set forth in applicable footnotes, all information in this table, including the footnotes thereto, is derived from third-party filings made with the SEC, as described in the footnotes. We have not independently verified such information.

(2)
As of December 31, 2012, as reported on Schedule 13G filed with the SEC on March 11, 2013 as adjusted in the manner described below. Fidelity Management & Research Company, Beacon Bioventures Limited Partnership, Beacon Bioventures Principals Limited Partnership, and Pyramis Global Advisors Trust Company are the beneficial owners of 2,807,200 shares, 1,869,084 shares, 12,668 shares, and 11,394 shares, respectively, of our Common Stock. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC. Pyramis Global Advisors Trust Company is an indirect wholly-owned subsidiary of FMR LLC. Beacon Bioventures Advisors Limited Partnership is the general partner of Beacon Bioventures Limited Partnership and Beacon Bioventures Principals Limited Partnership. The general partner of Beacon Bioventures Advisors Limited Partnership is Fidelity Biosciences Corp., a wholly-owned subsidiary of FMR LLC. Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The reporting person's Schedule 13G includes 282,263 shares as beneficially owned that are subject to an indemnification holdback arising from the Company's merger with Transave. Such shares were retained by Insmed at the time of the merger to satisfy any indemnification claims and which, as of the date of the proxy statement, have not been delivered to the reporting person. The reporting person does not have the right to vote such shares until they are delivered. As a result, we have not included such shares in the table above. If such shares are delivered in full to the reporting person, the reporting person would beneficially own 4,700,346 shares, representing approximately 14.9% of our shares.

(3)
As of December 31, 2012, as reported on Schedule 13G, as amended, filed with the SEC on February 14, 2013, as adjusted in the manner described below. 2,927,094 shares (the "Quaker Shares") are owned of record by Quaker BioVentures II, L.P, Quaker BioVentures Capital II, L.P. and Quaker BioVentures Capital II, LLC. Quaker BioVentures Capital II, L.P. ("Quaker Capital L.P.") is the general partner of Quaker BioVentures II, L.P., and Quaker BioVentures Capital II, LLC ("Quaker Capital LLC") is the general partner of Quaker Capital L.P. As a result of the control that Quaker Capital L.P. exercises over Quaker BioVentures II, L.P. and the control that Quaker Capital LLC exercises over Quaker Capital L.P., each of Quaker Capital L.P. and Quaker Capital LLC may be deemed to beneficially own the Quaker Shares. Richard S. Kollender, who is a director of Insmed and a managing member of Quaker Capital LLC, holds 15,643 shares of Common Stock. Quaker Capital LLC may be deemed to beneficially own the shares held by Mr. Kollender. The reporting person's Schedule 13G includes 328,499 shares as beneficially owned that are subject to an indemnification holdback arising from the Company's merger with Transave. Such shares were retained by Insmed at the time of the merger to satisfy any indemnification claims and which, as of the date of the proxy statement, have not been delivered to the reporting person. The reporting person does not have the right to vote such shares until they are delivered. As a result, we have not included such shares in the table above. If such shares are delivered in full to the reporting person, the reporting person would beneficially own 2,927,094 shares, representing approximately 9.3% of our shares.

(4)
As of December 31, 2012, as reported on Schedule 13G, as amended, filed with the SEC on February 14, 2013. RA Capital Healthcare Fund, L.P. is the beneficial owner of 1,467,926 shares. RA Capital Management, LLC, as the investment adviser and sole general partner of the RA Capital Management, LLC and investment adviser to an account owned by a separate investment vehicle which holds shares of our Common Stock, and Peter Kolchinsky as the manager of RA Capital Management, LLC, each may be deemed to beneficially own 2,433,319 shares of Common Stock.

(5)
As of March 1, 2011, as reported on Schedule 13G filed with the SEC on March 10, 2011. The joint statement on Schedule 13G was filed by TVM V Life Science Ventures GmbH & Co. KG ("TVM V"); TVM V Life Science Ventures Management GmbH & Co. KG ("TVM V LS Management"), the managing limited partner of TVM V; TVM IV GmbH & Co. KG ("TVM IV"); TVM IV Management GmbH & Co. KG, the managing limited partner of TVM IV ("TVM IV Management"); TVM Capital GmbH, the sole general partner of TVM V and TVM IV; Hans Schreck ("Schreck"), Friedrich Bornikoel ("Bornikoel"), John DiBello ("DiBello"), Alexandra Goll ("Goll"), and Helmut Schühsler ("Schühsler") who are limited partners of, and serve as members of the investment committee of TVM IV Management; and Hubert Birner ("Birner"), Mark Cipriano ("Cipriano"), Stefan Fischer ("Fischer"), Axel Polack ("Polack") and David Poltack ("Poltack"), who, together with DiBello, Goll and Schühsler, are limited partners of, and serve as members of the investment committee of TVM V LS Management. The principal business address for TVM IV, TVM IV Management, TVM Capital, TVM V, TVM V Management, Birner, Bornikoel, Fischer,

  Goll, Polack, Schreck, and Schühsler is Maximilianstrasse 35/Eingang C, 80539 Munchen, Germany. The principal business address for Cipriano, DiBello and Poltack is 101 Arch Street, Suite 1950, Boston, MA 02110. . The reporting person's Schedule 13G excludes 287,269 shares as beneficially owned that are subject to an indemnification holdback in connection with the Transave merger, which shares were retained by Insmed at the time of the merger to satisfy any indemnification claims and which, as of the date of the proxy statement, have not been delivered to the reporting person. The reporting person does not have the right to vote such shares until they are delivered. If such shares are delivered in full to the reporting person, the reporting person would beneficially own 1,915,122 shares, representing approximately 6.1% of our shares.

(6)
As of March 1, 2011, as reported on Schedule 13G filed with the SEC on March 8, 2011. Prospect Management Co. III, L.L.C. ("PMC III") serves as the sole general partner of Prospect Venture Partners III, L.P. ("PVP III"). As such, PMC III possesses power to direct the voting and disposition of the shares owned by PVP III and may be deemed to have indirect beneficial ownership of the shares held by PVP III. PMC III owns no securities of Insmed directly. The reporting person's Schedule 13G excludes 283,225 shares as beneficially owned that are subject to an indemnification holdback in connection with the Transave merger, which shares were retained by Insmed at the time of the merger to satisfy any indemnification claims and which, as of the date of the proxy statement, have not been delivered to the reporting person. The reporting person does not have the right to vote such shares until they are delivered. If such shares are delivered in full to the reporting person, the reporting person would beneficially own 1,888,165 shares, representing approximately 6.0% of our shares.

	Shares Beneficially Owned(1)
Name	Number	Percentage
Directors and Executive Officers
Donald Hayden, Jr.(2)	64,832	*
Melvin Sharoky, M.D.(3)	163,197	*
Steinar J. Engelsen, M.D.(4)	223,353	*
Randall W. Whitcomb, M.D.(5)	52,833	*
Al Altomari	—	*
Richard S. Kollender(6)	2,614,238	8.3%
Will Lewis	34,154	*
Andrew T. Drechsler	—	*
Renu Gupta, M.D.(7)	33,325	*
Andrea Holtzman Drucker, J.D.(8)	6,525	*
Timothy Whitten(9)	335,000	1.1%
Kevin P. Tully(10)	118,333	*
Nicholas A. LaBella, Jr.(11)	88,200	*
All current directors and executive officers as a group (11 persons)	3,192,457	10.1%

*
Denotes ownership of less than 1% of the outstanding shares of our Common Stock.

(1)
Except as indicated otherwise in the footnotes below, each individual has sole voting and investment power with respect to the shares reported.

(2)
Includes 21,250 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days after March 28, 2013.

(3)
Includes 5,250 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days after March 28, 2013. The number of shares listed opposite Dr. Sharoky's name includes 360 shares of our Common Stock that are owned by his spouse, 21 shares of our Common Stock that are owned by his son, and 62 shares of our Common Stock that are owned by his daughter. Dr. Sharoky disclaims beneficial ownership of the shares of our Common Stock held by his spouse, his daughter, and his son.

(4)
Includes 5,250 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days after March 28, 2013.

(5)
Includes 5,250 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days after March 28, 2013. The number of shares listed opposite Dr. Whitcomb's name includes 2,100 shares of our Common Stock that are owned by the Randall W. Whitcomb Living Trust. Dr. Whitcomb and his spouse, Rita K. Whitcomb, are trustees of the Randall W. Whitcomb Living Trust.

(6)
Includes 2,598,595 shares held by Quaker BioVentures II, L.P, Quaker BioVentures Capital II, L.P. and Quaker BioVentures Capital II, LLC, but excludes 328,499 shares reported as beneficially owned by Quaker BioVentures that are subject to an indemnification holdback arising from the Company's merger with Transave. Mr. Kollender disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest in such shares.

(7)
Includes 31,325 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days after March 28, 2013.

(8)
Includes 6,525 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days after March 28, 2013.

(9)
Includes 202,300 shares of our Common Stock that are subject to stock options that are currently exercisable.

(10)
Includes 24,800 shares of our Common Stock that are subject to stock options that are currently exercisable.

(11)
Includes 34,800 shares of our Common Stock that are subject to stock options that are currently exercisable.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis (the "CD&A") explains our compensation philosophy, policies and decisions for 2012 for the following executives, who we refer to in this CD&A and in the following tables as our named executive officers:

  1.
  Will Lewis, President and Chief Executive Officer ("CEO"), responsible for developing, in connection with the Board, our corporate mission and objectives and providing direction and leadership to ensure the execution of our corporate strategy and achievement of our objectives;

  2.
  Andrew T. Drechsler, Chief Financial Officer, responsible for managing all financial and administration activities, including internal and external reporting, treasury, accounting, and information technology, and program management;

  3.
  Renu Gupta, M.D., Executive Vice President of Development and Chief Medical Officer, responsible for directing clinical, pre-clinical and regulatory departments, quality, development; and

  4.
  Andrea Holtzman Drucker, J.D., Senior Vice President, General Counsel and Corporate Secretary, responsible for oversight of all corporate- and litigation- related legal matters and regulatory compliance and providing ongoing legal support for development, financing opportunities, business development initiatives, and intellectual property matters.

In addition to the above four named executive officers, the following four individuals were also named executive officers during 2012 and are referred to below, but were not serving as executive officers as of December, 31, 2012:

  5.
  Donald Hayden, Jr., Executive Chairman, from May 14, 2012 to September 9, 2012. During this period, Mr. Hayden, was responsible for working closely with the Board on leadership development and key senior management transitions as well as working with the CEO on strategic and financial planning. Upon the hiring of Will Lewis as our President and Chief Executive Officer on September 10, 2012, Mr. Hayden transitioned back to serving as non-Executive Chairman of the Board, the position he held prior to being appointed Executive Chairman on May 14, 2012;

  6.
  Timothy Whitten, our former President and CEO;

  7.
  Kevin P. Tully, C.G.A., our former Executive Vice President and Chief Financial Officer; and

  8.
  Nicholas A. LaBella, Jr., our former Chief Scientific Officer.

Executive Summary

        We are a biopharmaceutical company focused on developing and commercializing inhaled therapies for patients battling serious lung diseases that are often life threatening. Our lead product candidate, ARIKACE® or liposomal amikacin for inhalation, is an inhaled antibiotic treatment that delivers a proven and potent anti-infective directly to the site of serious lung infections to improve the efficacy, safety and convenience of this therapeutic approach for patients. Currently, we are conducting clinical trials of ARIKACE for two initial indications in orphan patient populations: a phase 3 clinical trial in cystic fibrosis (CF) patients who have lung infections caused by Pseudomonas aeruginosa (Pseudomonas) and a phase 2 clinical trial in patients who have lung infections caused by non-tuberculous mycobacteria (NTM).

        We operate in a very competitive, rapidly changing and heavily regulated industry. The long term success of our business requires the ability to be resourceful, adaptable and innovative. As we transition from a development stage company to a commercial biopharmaceutical company, the skills, talent and dedication of our executive officers are critical components to the success of this transition. Therefore, our compensation program for our executive officers, including our named executive officers, is designed to attract, retain and motivate the best possible talent.

        One of our primary compensation objectives is having a pay program that is highly correlated to our performance. Consistent with this objective, a significant portion of our named executive officers' total direct compensation (comprised of base salary, cash bonus and long-term equity) for 2012 was at-risk.

  Compensation Objectives

        The compensation paid to our named executive officers in 2012 reflected our primary compensation objectives of:

  •
  providing a competitive total compensation opportunity that will enable us to attract, retain and motivate highly qualified executives;

  •
  aligning compensation opportunities with shareholder interests by making the executive compensation program highly correlated to our performance, which is defined in terms of milestones associated with achieving goals designed to enhance long-term profitability and creating shareholder value; and

  •
  providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

  2012 Company Performance

        We met or exceeded a number of our corporate objectives during 2012 including:

  •
  the completion of patient enrollment in our phase 3 clinical trial of ARIKACE in patients who have lung infection caused by Pseudomonas aeruginosa;

  •
  initiation of a Phase 2 clinical trial of ARIKACE in patients who have lung infections caused by non-tuberculous mycobacteria;

  •
  initiation of a dog toxicity study; and

  •
  maintenance of an appropriate level of capitalization to sustain our growth and development.

  2012 Compensation Decisions

        Key compensation decisions for 2012 (and 2013 where applicable) were as follows:

        Base salaries.    Base salaries for Mr. Lewis and Mr. Drechsler, our named executive officers that commenced employment during 2012, were the result of arm's-length negotiations of their respective employment agreements at the time of their hire. For 2012, the Compensation Committee did not provide Mr. Whitten, our former CEO, with any change to his base salary. The other named executive officers employed during 2011 each received a 1.5% increase to their base salary in 2012 (pro-rated for Ms. Drucker since she was hired during 2011). The Compensation Committee believed that this was an appropriate balance given certain clinical challenges and the status of ARIKACE at the end of 2011.

        Cash Bonuses.    Based upon our performance in 2012, including our achievement of the corporate goals summarized above, Mr. Lewis, our CEO, and Mr. Hayden, our former Executive Chairman, earned a cash bonus equal to 122.5% of their target bonus percentage (which was 50% of their base salaries), both pro-rated for their period of service during 2012. Dr. Gupta and Ms. Drucker each earned a cash bonus equal to 116.9% of their target bonus (which was 40% and 30% of their base salaries, respectively). As described in more detail below, for 2012, the Compensation Committee determined that due to changes in the executive management team, shifting priorities and responsibilities, and the executive management team's ability to manage through these changes, and based on the recommendation of our CEO, Dr. Gupta and Ms. Drucker each received 100% for their achievement against their individual objectives. The Compensation Committee believed that it was important for the executive team to work together to achieve critical operational and financial goals. The exception to this bonus structure was the amount of cash bonus paid to Mr. Drechsler, who joined the Company in the fourth quarter of 2012. His bonus was provided in recognition of the significant work that was accomplished for certain year-end financial activities.

        For 2013, the Compensation Committee has determined that the cash bonuses for our named executive officers other than Mr. Lewis will continue to be determined by reference to both corporate and individual goals, with 75% tied to corporate goals and 25% tied to individual goals. Mr. Lewis, in consultation with our senior vice president of human resources, established individual goals for each of our named executive officers at the beginning of 2013 that are specific to the executive officer's area of responsibility and are in support of our corporate objectives for 2013. These individual goals were then recommended to and approved by our Compensation Committee. Mr. Lewis's cash bonus will continue to be determined by reference to our corporate goals only. In addition, for 2013 the Compensation Committee modified the target bonus percentage of base salary for certain named executive officers as follows: (i) Mr. Lewis's target bonus percentage was increased from 50% to 55% of his base salary; (ii) Mr. Drechsler's target bonus percentage was increased from 30% to 40% of his base salary; and (iii) Ms. Drucker's target bonus percentage was increased from 30% to 35% of her base salary. The Compensation Committee made these modifications based on the market data highlighted by our 2012 peer group, which is described in more detail below.

        While the Compensation Committee believes that achievement of our corporate goals should continue to be the dominant factor in determining bonus payouts because it best aligns our named executive officers' compensation with the interests of our shareholders, they also believe that some portion of the executives' compensation, except our CEO, should be linked to individual performance. The Compensation Committee believes that including the achievement of individual goals as a component of our 2013 bonus payouts is important to incentivize our officers during this pivotal time in our history as we transform the organization from a development stage company into a commercial biopharmaceutical company.

        Given Mr. Lewis's substantial influence on the overall performance of the Company, the Compensation Committee believes it is appropriate and in the best interests of our shareholders to continue to have Mr. Lewis's cash bonus be based solely upon the achievement of corporate objectives.

        Long-term Incentives.    Equity compensation was granted to our existing named executive officers in December 2011. During 2012, we issued stock options to Mr. Lewis and Mr. Drechsler in accordance with their respective employment agreements. It was anticipated that the Compensation Committee would evaluate the potential issuance of additional equity awards to one or more named executive officers in December 2012. However, during the latter part of 2012, substantial analysis was conducted to evaluate the size of the current equity award pool, and the intermediate equity needs for current employees, new anticipated executive hires and current executives. Given such analysis and changes in several of our executive officer positions, the Compensation Committee determined that it should defer these grants until the first quarter of 2013.

        As previously disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, in connection with a recent review by us of equity compensation awards made under our Amended and Restated 2000 Stock Incentive Plan (the "2000 Stock Incentive Plan"), we determined that we had inadvertently exceeded the annual per-person sub-limits set forth in our 2000 Stock Incentive Plan. The awards that exceeded the per-person sub-limits included certain restricted stock, restricted stock unit and stock option awards made to certain of our current and past officers and directors. The amount of Common Stock represented by these awards in excess of the per-person annual sub-limits totaled approximately 1.6 million shares. The awards that exceeded the per-person sub-limits included several awards that were issued immediately following our business combination with Transave, several awards that were negotiated with new hires pursuant to employment agreements or offers of employment (including options to acquire 819,484 shares granted to Mr. Lewis and options to acquire 100,000 shares granted to Mr. Drechsler which were in excess of the per-person sub-limits), and certain other awards made subsequent to our 2011 one-for-ten reverse stock split. At no time did we exceed the aggregate maximum share limit approved by shareholders under the 2000 Stock

Incentive Plan (currently 3,925,000 shares of Common Stock), whether as a result of previously-issued awards or currently outstanding awards.

        As a result of the foregoing review, on March 7, 2013, the Board approved a remediation and compliance plan recommended by a special committee of the Board. As of March 15, 2013, each current employee and director who holds an affected equity compensation award that is currently unvested and/or unexercised, entered into a waiver and consent, pursuant to which, each affected current employee or director agreed that (1) the unvested portion of such awards (stock options and RSUs) in excess of the sub-limits shall not vest and shall not become exercisable, (2) any vested but unexercised portion of stock options in excess of the sub-limits shall not be exercisable, and (3) any vested RSUs and any previously granted restricted stocks in excess of sub-limits shall not be sold, in each case, unless our shareholders ratify and approve the portion of the affected awards that were in excess of the applicable sub-limits. If shareholders do not ratify and approve the affected portion of such awards, such portions would be deemed forfeited (see Proposal 3, "Ratification and Approval of Certain Equity Compensation Awards Previously Granted to Certain Employees and Directors Under Our 2000 Stock Incentive Plan" included in this Proxy Statement for additional information regarding these and other excess awards).

  Say on Pay and Say on Pay Frequency

        On May 18, 2011, at our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on executive officer compensation as required under the federal securities laws. More than 90% of the votes cast on such proposal were in favor of the compensation of the named executive officers. We disclosed the compensation of our named executive officers in the compensation discussion and analysis and the various compensation tables and narrative that appeared in our proxy statement dated April 18, 2011. The Compensation Committee considered these voting results and did not make any substantial changes to the executive compensation program. The Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in analyzing whether any subsequent changes to our executive compensation programs and policies would be warranted. Taking into account the voting preference of our shareholders, the frequency of future "say-on-pay" votes will be every three years. As a result, the next shareholder advisory vote on executive officer compensation will occur in 2014.

Compensation Determination Process

        Role of the Compensation Committee and the Board in Making Decisions.    Our Compensation Committee has been delegated the authority to make determinations regarding all elements of compensation for our executive officers, except for our CEO. Our Compensation Committee recommends to our Board the compensation for Mr. Lewis, our President and CEO. The Board reviews those recommendations and determines the compensation for Mr. Lewis. As discussed in further detail below, in assessing and determining our compensation programs, our Compensation Committee conducts a peer group review and engages outside executive compensation consultants to assess the competitiveness of our programs on a periodic basis. A review of peer company data was conducted in September 2012. We conducted another review in January 2013 due to the Board's determination that the Company was now a pre-commercial pharmaceutical company and no longer a clinical stage pharmaceutical company. The outcome of the analysis conducted in January 2013 resulted in modifications to our 2013 peer group. Given the evolution of our organization to a pre-commercial biopharmaceutical company, we now anticipate conducting peer group and outside consultant review of our programs at least on an annual basis. (See "Selection of Peer Companies/Benchmarking" below for additional information regarding our Peer Group analysis).

        Compensation Evaluation Processes and Criteria.    Given the high demand for experienced and well-qualified executives of the type we seek to employ, the Compensation Committee reviews data and information from a variety of sources such as outside surveys of compensation and benefits for executive officers in the biotechnology industry, as well as public information regarding executive compensation at peer biotechnology companies. The Compensation Committee, with the help of its independent Compensation Consultant, ExeQuity LLP, established a peer group to better align target compensation with competitive data. The Compensation Committee further draws upon the personal knowledge of its members with respect to executive compensation at comparable companies.

        In determining the amount and composition of compensation elements (cash and non-cash elements and short and long-term elements), our Compensation Committee relies upon its judgment about the performance of each individual executive officer and not on rigid formulas or short-term changes in business performance. In setting final compensation levels for our executive officers for 2012 our Compensation Committee considered many factors, including, but not limited to the following (the "compensation factors"):

  •
  our achievement of certain product development, corporate partnering, financial, strategic planning and other goals;

  •
  each officer's individual performance using certain subjective criteria, including an evaluation of each officer's initiative, contribution to overall corporate performance and managerial ability;

  •
  the scope and strategic impact of each executive officer's responsibilities;

  •
  our past business performance and future expectations;

  •
  our long-term goals and strategies;

  •
  the experience of each individual;

  •
  past compensation levels of each individual and of the executives as a group;

  •
  relative levels of pay among the officers;

  •
  the amount of each element of compensation in the context of the executive officer's total compensation and other benefits;

  •
  for each executive officer, other than the President and CEO, the evaluations and recommendations of our President and CEO; and

  •
  the competitiveness of our compensation relative to the selected peer group companies and benchmarks (which are described below).

        Consideration of the compensation factors is subjective; no relative weights or rankings are assigned to these factors (except as otherwise discussed in this CD&A).

Selection of Peer Companies/Benchmarking

        During 2012, the Compensation Committee, upon advice received from ExeQuity, selected the companies that comprise our 2012 peer group through a screening process that considered publicly traded biopharmaceutical companies that were similar to us in size, market capitalization and stage of development, and operate in geographic locations that generally have similar pay levels. The median size (based upon the number of employees) and market capitalization of the companies selected for our 2012 peer group was 45 employees and $115.2 million, respectively. The number of employees at the companies in our 2012 peer group ranged from 7 to 121, and these companies had market capitalizations that ranged from $45.5 million to $331.4 million. The table below depicts our 2012 peer group:

Aegerion Pharmaceuticals, Inc.	Celsion Corporation	Northwest Biotherapeutics, Inc.
Agenus Inc.	Discovery Laboratories, Inc.	Rexahn Pharmaceuticals, Inc.
Amicus Therapeutics, Inc.	Immunomedics, Inc.	SIGA Technologies, Inc.
ArQule Inc.	Keryx Biopharmaceuticals, Inc.	Trius Therapeutics, Inc.
Callisto Pharmaceuticals, Inc.	MAP Pharmaceuticals, Inc.	Ventrus Biosciences, Inc.
CEL-SCI Corporation	Neuralstem, Inc.	Zalicus, Inc.

        Based on the information it gathers, the Compensation Committee establishes benchmarks used for the purpose of evaluating appropriate compensation ranges for base salary, cash bonus and long-term incentives. Our Compensation Committee uses the benchmarks in various combinations in an effort to obtain comparative compensation information that reflects our particular facts and circumstances over the period of time for which the information is available. When reviewing benchmark data, our Compensation Committee generally targets compensation at or near the 50th percentile for companies of similar size and stage of development.

Components of Compensation

        In summary, the compensation paid to our executive officers includes the following components:

Component	Purpose of Component
Base Salary	Provide our executive officers with a level of stability and certainty each year.
Cash Bonuses	Motivate and reward executive officers for short-term individual and corporate performance.
Long-term Incentives (Stock Options, Restricted Stock and Restricted Stock Units)	Motivate and reward executive officers for long-term corporate performance.
Encourage stock ownership by management, which is beneficial for aligning the interests of management and shareholders, thereby enhancing shareholder value.
Help to attract and retain talented employees.
Health, Welfare and Retirement Programs	Provide market competitive benefits to protect employees' and their covered dependents' health and welfare. Provide a program to foster retirement savings.
Severance and Change in Control Benefits

Discourage turnover and cause executives to be better able to respond to the possibility of a change in control without being influenced by the potential effect of a change in control on their job security.

        The components of our compensation program and compensation decisions for 2012 for each named executive officer are described in more detail below:

  Base Salary

        The Compensation Committee reviews and sets base salaries for executives, other than the President and CEO, on an annual basis during the first quarter of each fiscal year. The Compensation Committee reviews and recommends to our Board the base salary for our President and CEO and the Board determines the base salary for our President and CEO.

        Our Board and Compensation Committee seek to establish and maintain base salaries for each position and level of responsibility that are competitive with those of executive officers at various other biotechnology companies of comparable size and stage of development. Salary levels for each of our executive officers are generally targeted at or near the 50th percentile of salaries that our Compensation Committee believes are paid to executive officers with comparable qualifications, experience and responsibilities within our peer group. When our compensation is benchmarked, our Compensation Committee reviews variances between the salary levels for each of our executive officers and those of the companies included in our peer group and determines, in its discretion, individual salary adjustments after considering the compensation factors described above, although no relative weights or rankings are assigned to these factors. In setting the base salary for our executive officers other than our CEO, the Compensation Committee also considers the recommendations of our CEO.

        Due to corporate challenges we experienced during the second half of 2011, Mr. Whitten did not receive an increase to his base salary for 2012 and the base salary increases for Dr. Gupta, Mr. Tully and Ms. Drucker were 1.5% (pro-rated for Ms. Drucker since she was hired during 2011). The base salaries for Mr. Lewis and Mr. Drechsler were approved by the Board and Compensation Committee, respectively, as part of each of their hirings during 2012.

  Cash Bonus

        We maintain an annual cash bonus program for all of our employees to motivate and reward the attainment of annual corporate goals and individual goals. Cash bonuses for our executive officers are not guaranteed, but to date have been awarded from time to time, generally annually, only in the discretion of the Compensation Committee and the Board. We target the 50th percentile of cash bonuses provided to executive officers in similar positions at companies included in our peer group. The Compensation Committee sets guidelines for the bonuses potentially payable to our executive officers, except our President and CEO, whose bonus is determined by the Board based upon a recommendation from the Compensation Committee. For 2012, target bonus percentages were set at 50% of our CEO's and our Executive Chairman's base salaries, 40% of our Chief Medical Officer's salary, 35% of our Chief Financial Officer and Chief Scientific Officer's base salaries, and 30% of our General Counsel's base salary. Bonus payments can be increased beyond these target levels at the Compensation Committee's discretion, for example, in the event of exceptional performance by an individual officer.

        At the beginning of each fiscal year, management recommends annual corporate objectives to the Compensation Committee for approval. These objectives serve as the basis for determining our performance against key strategic and operating parameters for the year. In the past, criteria for bonuses for executive officers ranged from success in attracting capital, to success in conducting clinical trials, obtaining US Food and Drug Administration (FDA) approvals, entering into new and expanded collaborations, licensing, acquisitions, divestitures, and establishing and expanding our manufacturing capabilities. When determining what bonus amounts, if any, would be paid for 2012, the Board, with respect to the President and CEO, and the Compensation Committee, with respect to the other executive officers, also took into account our overall financial condition at the time and our performance against our annual corporate objectives. For bonuses related to our 2012 performance, the Compensation Committee determined that we achieved a cash bonus payout percentage of 122.5% on our overall performance against our corporate objectives. The following table provides a breakdown of how we performed against each of our corporate objectives during 2012:

Corporate Objectives	Original Weighting (% of Corporate Objectives)	Actual Performance	Actual % of Corporate Objectives Earned
Completion of patient enrollment in our Phase 3 clinical trial of ARIKACE in patients with Pseudomonas aeruginosa	30%	Exceeded	45%
Initiation of a Phase 2 clinical trial of ARIKACE in patients with NTM	30%	Exceeded	45%
Maintenance of clinical supply in support of all of our clinical development programs	15%	Partially Achieved	7.5%
Initiation of a dog toxicity study	10%	Achieved	10%
Maintenance of an appropriate level of capitalization	15%	Achieved	15%

Total	100%		122.5%

        In addition to reviewing our performance against our corporate objectives, the President and CEO is evaluated by the Board and each executive officer is evaluated by the Compensation Committee regarding his or her individual performance, level of responsibility, leadership in relation to our overall performance and the other compensation factors described above. For 2012, due to changes in the executive management team, shifting priorities and responsibilities, the executive management team's ability to manage through these changes, and based on the recommendation of our CEO, the Compensation Committee determined that Dr. Gupta and Ms. Drucker would each receive 100% for their achievement against their individual objectives. Based on its overall evaluation, the Board approved the following cash bonus payments to the following named executive officers for 2012:

			Allocation of Bonus %		Actual Bonus % Achievement
Name and Principal Position	Base Salary	Target Bonus %	Corporate Goals	Individual Goals	Corporate Goals	Individual Goals	2012 Cash Bonus
William H. Lewis(1)	$425,000	50%	100%	0%	122.5%	N/A	$86,771
President and Chief Executive Officer
Andrew T. Drechsler(2)	$330,000	30%	N/A	N/A	N/A	N/A	$35,000
Chief Financial Officer
Renu Gupta, M.D.	$406,000	40%	75%	25%	122.5%	100.0%	$189,805
Executive Vice President of
Development and Chief Medical Officer
Andrea Holtzman Drucker, J.D.	$303,375	30%	75%	25%	122.5%	100.0%	$106,371
Senior Vice President, General Counsel
and Corporate Secretary
Donald Hayden, Jr.(1)	$200,000	50%	100%	0%	122.5%	N/A	$36,036
Former Executive Chairman

(1)
Mr. Lewis's and Mr. Hayden's bonus payments were prorated for their respective period of service during 2012.

(2)
Mr. Drechsler's employment began midway through the fourth quarter. As a result, his cash bonus was determined by the Compensation Committee based on its subjective assessment of the significant work he accomplished related to certain year-end financial activities.

        As part of the Compensation Committee's review of our named executive officer's target bonus percentages that was completed during December 2012, it was determined that the target bonus percentages for certain of our named executive officers were below the 50th percentile of the target bonus percentages for executive officers within our 2012 peer group. In response to this finding, our Compensation Committee (and the Board for our CEO) approved increases to certain of our named executive officer target bonus percentages to align them with the 50th percentile of our 2012 peer group. For 2013, the target bonus percentage for certain of our named executive officers was increased as follows: Mr. Lewis's was increased to 55% of his base salary, Mr. Drechsler's was increased to 40% of his base salary, and Ms. Drucker's was increased to 35% of her base salary. In addition, in connection with this review, the Board approved our corporate objectives and assigned weightings for 2013 as follows:

Corporate Goals	Original Weighting (% of Corporate Objectives)
Actively pursue regulatory filings in the EU and US	40%
Expand our product supply chain in support of clinical development and commercialization	45%
Prepare for commercial launch of ARIKACE	15%

Total	100%

  Long-term Incentives

        Historically, we have granted stock options to all new employees upon commencement of employment. We plan to continue this practice. Shares of our Common Stock underlying these stock options typically vest over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and 12.5% of the shares vesting on each sixth month anniversary thereafter until the fourth anniversary of the date of grant. The stock options granted typically expire ten years from the date of grant and the exercise price typically equals the fair market value of our Common Stock on the date of grant.

        The Compensation Committee may also grant stock options to executive officers from time to time in recognition of such executive officer's expanded duties and responsibilities or continuing contributions to the Company's performance. The Board approves all stock option grants to our President and CEO.

        We may grant restricted stock and RSU awards to new employees upon their commencement of employment and to executive officers. The vesting criteria for the restricted stock or RSUs can be either time-based, performance-based or a combination of time-based and performance-based. We may grant stock options, restricted stock, and RSU awards to employees separately or in combination in the future as we deem beneficial and appropriate to fulfill the goals of our compensation program.

        When granting stock options, restricted stock or RSUs, the Compensation Committee considers the compensation factors described above, as well as:

  •
  the existing levels of stock ownership among the executive officers relative to each other and to our employees as a whole;

  •
  previous grants of stock options, restricted stock or RSUs to such executive officers;

  •
  vesting schedules of previously granted stock options, restricted stock and RSUs;

  •
  personal knowledge of the Compensation Committee members regarding executive stock options and restricted stock awards at comparable companies; and

  •
  the impact of stock option, restricted stock and RSU awards on our results of operations.

        Other than the stock options granted to Mr. Lewis and Mr. Drechsler in connection with their initial hire and pursuant to their employment agreements, none of the named executive officers were granted stock options, or restricted stock or RSU awards during 2012. The Compensation Committee made this determination due to the concern regarding the number of shares available for issuance under the 2000 Stock Incentive Plan and the need to attract new management into the organization during the course of 2012 and 2013. However, the Compensation Committee also recognizes that long term performance will be achieved through an ownership culture that rewards our executives for maximizing shareholder value over time and that aligns the interests of our employees and management with those of our shareholders. For this reason we are requesting approval of the 2013 Incentive Plan in order to maximize this form of compensation and support our long term incentive program (see Proposal 4, "Approval of the 2013 Incentive Plan" for additional information regarding our 2013 Incentive Plan).

        The Compensation Committee believes that providing additional stock option grants beyond an initial new hire grant provides management with a strong link to long-term corporate performance and the creation of shareholder value, as well as providing continued retention via long-term and milestone driven vesting. We anticipate making semi-annual stock option grants to our named executive officers in connection with our Company-wide grants. The Compensation Committee believes that a semi-annual grant cycle spreads the incentives of the stock option grant across a broader time horizon and may mitigate the impact of the historical volatility of our stock.

  Other Benefits

        We maintain several other benefit programs that are offered to all employees, which include coverage for health insurance, dental insurance, life and disability insurance, and a 401(k) Plan. We do not have any defined benefit plans or non-qualified deferred compensation plans and we do not currently provide for any Company contributions or matching contributions under the 401(k) Plan.

  Severance and Change in Control Benefits

        As discussed in further detail below, we entered into employment agreements with each of our named executive officers that, in addition to other items, provide for certain severance and change in control payments. We believe that the existence of these potential benefits will discourage turnover and cause such executives to be better able to respond to the possibility of a change in control without being influenced by the potential effect of a change in control on their job security. We entered into separation agreements with Mr. Whitten, Mr. Tully and Mr. LaBella, as described in more detail below.

  Other Compensation Considerations

        Section 162(m).    In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers for any one calendar year. This deduction limitation does not apply, however, to certain "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and generally seek to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code. However, we cannot assure you that all compensation will qualify for deductibility under Section 162(m), and we may, in our discretion, award non-deductible compensation.

 COMPENSATION COMMITTEE REPORT*

        The Compensation Committee has reviewed and discussed the CD&A with management and based on the review and discussions with management of the CD&A, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement on Schedule 14A.

THE COMPENSATION COMMITTEE
Randall W. Whitcomb, M.D., Chairman
Richard S. Kollender, CPA
Melvin Sharoky, M.D.

*
The foregoing report of the Compensation Committee is not to be deemed "soliciting material" or deemed to be "filed" with the SEC (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the SEC.

Summary Compensation Table

        The following table sets forth information regarding compensation earned by the named executive officers in fiscal years 2012, 2011, and 2010.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation	Total
Will Lewis(3)	2012	$125,397	$86,771	$—	$2,591,605	$34,736	$2,838,509
President and Chief Executive Officer
Andrew T. Drechsler(4)	2012	$52,673	$35,000	$—	$917,000	$—	$1,004,673
Chief Financial Officer
Renu Gupta, M.D.(5)	2012	$406,000	$189,805	$—	$—	$—	$595,805
Executive Vice President of Development	2011	$400,000	$102,800	$475,540	$229,371		$1,207,711
and Chief Medical Officer	2010	$33,333	$107,800	$—	$—		$141,133
Andrea Holtzman Drucker, J.D.(6)	2012	$303,375	$106,371	$—	$—	$—	$409,746
Senior Vice President, General Counsel	2011	$137,500	$31,106	$513,450	$79,083		$761,139
and Corporate Secretary
Donald Hayden, Jr.(7)	2012	$64,615	$36,026	$—	$—	$5,385	$106,026
Former Executive Chairman
Timothy Whitten(8)	2012	$293,141	$—	$442,680	$199,280	$939,798	$1,874,899
Former President and Chief Executive	2011	$425,000	$106,250	$1,353,460	$312,393		$2,197,103
Officer	2010	$35,417	$112,500	$—	$—		$147,917
Kevin P. Tully, C.G.A.(9)	2012	$302,386	$—	$96,674	$17,391	$505,840	$922,291
Former Executive Vice President and	2011	$325,000	$78,630	$475,540	$135,441		$1,014,611
Chief Financial Officer	2010	$278,173	$111,269	$—	$—		$389,442
Nicholas A. LaBella, Jr.(10)	2012	$253,750	$—	$276,024	$92,040	$615,248	$1,237,062
Former Chief Scientific Officer	2011	$325,000	$78,630	$402,380	$30,300		$836,310
	2010	$214,711	$72,000	$115,000	$—		$401,711

(1)
Amounts in this column represent cash bonus compensation paid to each executive officer as determined in the discretion of the Compensation Committee and our Board.

(2)
Reflects grant date fair values of stock and option awards granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, except the assumptions of forfeitures is not made. See Note 10, "Stock-Based Compensation" of the consolidated financial statements in the Company's Form 10-K for 2012 regarding assumptions underlying valuation of equity awards.

(3)
Mr. Lewis's 2012 salary covers the period from his date of hire on September 10, 2012 through December 31, 2012. Mr. Lewis's annual salary as of his hire date was $425,000. Prior to entering into his employment agreement with the Company on September 10, 2012, Mr. Lewis was a consultant to the Company from the period June 21, 2012 to September 9, 2012 ("Mr. Lewis's consulting period"). During Mr. Lewis's consulting period, the Company paid Mr. Lewis consulting fees totaling $34,736, which is the "All Other Compensation" included in the above table.

(4)
Mr. Drechsler's 2012 salary covers the period from his date of hire on November 7, 2012 through December 31, 2012. Mr. Drechsler's annual salary as of his hire date was $330,000.

(5)
Dr. Gupta's salary in 2010 is for the month of December only. Dr. Gupta's annual salary as of her hire date was $400,000.

(6)
Ms. Drucker's 2011 salary covers the period from her date of hire on July 18, 2011 through December 31, 2011. Ms. Drucker's annual salary as of her hire date was $300,000.

(7)
Mr. Hayden's salary as our Executive Chairman covers the period from May 16, 2012 to September 9, 2012. Mr. Hayden's annual salary as of his hire date was $200,000. The $5,385 of "All Other Compensation" in the above table represents accrued vacation paid to Mr. Hayden during 2012.

(8)
On September 10, 2012, Mr. Whitten resigned from employment with the Company. Pursuant to Mr. Whitten's letter agreement and general release with the Company dated September 10, 2012 ("Mr. Whitten's letter agreement"), the "All Other Compensation" amount of $939,798 above consists of the following, all of which will be paid to Mr. Whitten within 9 months and a day following his last day of employment, except for the payment of monthly health insurance premiums; thirteen months of his annual base salary totaling $460,417, a 2012 bonus of $212,500, 100% of Mr. Whitten's annual target bonus of $212,500 for 2012, accrued vacation of $17,163, and the cost of health insurance premiums (net of Mr. Whitten's contribution while he was employed with the Company) for eighteen months at an estimated cost $37,218. Also, pursuant to Mr. Whitten's letter agreement, all of Mr. Whitten's unvested RSUs and stock options became fully vested and the time to exercise these awards was extended to one year resulting in the 2012 compensation amounts of $442,680 and $199,280 under Stock Awards and Option Awards, respectively, in the above table. Mr. Whitten's salary for 2010 is for the month of December only.

(9)
On July 26, 2012, Mr. Tully entered into a letter of agreement and general release with the Company ("Mr. Tully's Separation Agreement") which provided that Mr. Tully's last day of employment with the Company was December 1, 2012, the date his employment agreement expired. Pursuant to Mr. Tully's Separation Agreement with the Company, the "All Other Compensation" amount of $505,840 above consists of the following, all of which was paid to Mr. Tully on December 15, 2012, except for the payment of monthly health insurance premiums; nine months of annual base salary totaling $247,407, his pro rata portion of his annual target bonus for 2012 of $86,592, 100% of Mr. Tully's annual target bonus for 2012 of $115,456, accrued vacation of $13,956, and the cost of health insurance premiums (net of Mr. Tully's contribution while he was employed with the Company) for eighteen months at an estimated cost $42,429. Also, pursuant to Mr. Tully's Separation Agreement, all of Mr. Tully's unvested RSUs and stock options granted to him at least one year prior to his last day of employment (December 1, 2012) became fully vested and the time to exercise these awards was extended to one year resulting in the 2012 compensation amounts of $96,674 and $17,391 under Stock Awards and Option Awards, respectively, in the above table.

(10)
On October 5, 2012, Mr. LaBella resigned from employment with the Company. Pursuant to Mr. LaBella's letter agreement and general release with the Company dated October 5, 2012 ("Mr. LaBella's letter agreement"), the "All Other Compensation" amount of $615,248 above consists of the following, all of which will be paid to Mr. LaBella within 13 months following his last day of employment, except for the payment of monthly health insurance premiums; thirteen months of his annual base salary totaling $357,365, a bonus for 2012 of $115,456, 100% of Mr. LaBella's annual target bonus for 2012 of $115,456, accrued vacation of $8,247, and the cost of health insurance premiums (net of Mr. LaBella's contribution while he was employed with the Company) for twelve months at an estimated cost $18,724. Also, pursuant to Mr. LaBella's letter agreement, all of Mr. LaBella's unvested RSUs and stock options became fully vested and the time to exercise these awards was extended to one year resulting in the 2012 compensation amounts of $276,024 and $92,040 under Stock Awards and Option Awards, respectively, in the above table.

Grants of Plan-Based Equity Awards

        The following table sets forth certain information regarding the stock option grants made to our named executive officers during the fiscal year ended December 31, 2012. No other Plan-Based Awards were granted to any of our current or former named executive officers during 2012.

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Restricted Stock Units (RSUs) (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(2)
William H. Lewis	9/10/2012	—	708,314	$3.40	$1,919,531
President and Chief Executive Officer	9/28/2012	—	186,170	$4.55	$672,074
Andrew T. Drechsler	11/7/2012	—	175,000	$6.65	$917,000
Chief Financial Officer
Renu Gupta, M.D.	—	—	—	—	—
Executive Vice President of Development
and Chief Medical Officer
Andrea Holtzman Drucker, J.D.	—	—	—	—	—
Senior Vice President, General Counsel
and Corporate Secretary
Donald Hayden, Jr.	—	—	—	—	—
Former Executive Chairman
Timothy Whitten	—	—	—	—	—
Former President and Chief Executive
Officer
Kevin P. Tully, C.G.A.	—	—	—	—	—
Former Executive Vice President and
Chief Financial Officer
Nicholas A. LaBella, Jr.	—	—	—	—	—
Former Chief Scientific Officer

(1)
The amounts shown in this column reflect stock options granted to our named executive officers pursuant to our 2000 Stock Incentive Plan. These options have a vesting schedule of 25% on the first anniversary of the date of grant and 12.5% of the shares vesting on each six month anniversary thereafter until the fourth anniversary of the date of grant (see Proposal 3, "Ratification and Approval of Certain Equity Compensation Awards Previously Granted to Certain Employees and Directors Under Our 2000 Stock Incentive Plan" included in this Proxy Statement for additional information regarding these and other excess awards previously granted to employees and a director).

(2)
Reflects grant date fair values of stock option awards granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, except the assumptions of forfeitures is not made. See Note 10 of the consolidated financial statements in the Company's Form 10-K for 2012 regarding assumptions underlying valuation of equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

        Will Lewis.    On September 10, 2012 we entered into an employment agreement with Mr. Lewis under which he is entitled to an annual base salary, which for fiscal 2012 was $425,000, a target annual bonus opportunity equal to 50% of his base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company. For 2013, Mr. Lewis's base salary was increased to $445,000 and his target bonus percentage was increased to 55%.

        Andrew T. Drechsler.    On November 7, 2012, we entered into an employment agreement with Mr. Drechsler under which he is entitled to an annual base salary, which for fiscal 2012 was $330,000, a target annual bonus opportunity equal to 30% of his base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company. For 2013, Mr. Drechsler's target bonus percentage was increased to 40%.

        Renu Gupta.    On January 31, 2011, we entered into an employment agreement with Dr. Gupta effective as of December 2, 2010 under which she is entitled to an annual base salary, which for fiscal 2012 was $406,000, a target annual bonus opportunity equal to 40% of her base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company. For 2013, Dr. Gupta's base salary was increased to $422,240.

        Andrea Holtzman Drucker.    On June 7, 2011, we entered into an employment agreement with Ms. Drucker effective as of July 18, 2011 under which she is entitled to an annual base salary, which for fiscal 2012 was $303,375, a target annual bonus opportunity equal to 30% of her base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company. For 2013, Ms. Drucker's base salary was increased to $321,578 and her target bonus percentage was increased to 35%.

        Donald Hayden, Jr.    On May 14, 2012, we entered into an employment agreement with Mr. Hayden effective as of that day under which he was entitled to an annual base salary, which for 2012 was $200,000, a target annual bonus opportunity equal to 50% of his base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company. In order to facilitate the Company's intent that Mr. Hayden's appointment be for an interim period, Mr. Hayden's employment agreement differed from the typical agreement which the Company utilizes for its executive officers. For example, Mr. Hayden's agreement included a 60-day termination provision and did not include any severance provisions. Additionally, equity compensation was not issued in relation to his employment. Upon the hiring of Will Lewis as our President and Chief Executive Officer on September 10, 2012, Mr. Hayden transitioned back to serving as our non-Executive Chairman of the Board, the position he held prior to being appointed Executive Chairman on May 14, 2012.

        Timothy Whitten.    Prior to his termination, Mr. Whitten's employment was governed by an employment agreement effective as of January 31, 2011. Pursuant to the terms of the employment agreement, Mr. Whitten was entitled to an annual base salary, which for fiscal 2012 was $425,000, a target annual bonus opportunity equal to 50% of his base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company.

        Kevin Tully.    Prior to his termination, Mr. Tully's employment was governed by an employment agreement effective as of January 31, 2011. Pursuant to the terms of the employment agreement, Mr. Tully was entitled to an annual base salary, which for fiscal 2012 was $329,875, a target annual bonus opportunity equal to 35% of his base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company.

        Nicholas A. LaBella.    Prior to his termination, Mr. LaBella's employment was governed by an employment agreement effective as of January 31, 2011. Pursuant to the terms of the employment agreement, Mr. Tully was entitled to an annual base salary, which for fiscal 2012 was $329,875, a target annual bonus opportunity equal to 35% of his base salary and participation in Company benefit plans generally provided to the Company's executive personnel, including participation in any equity incentive plans maintained by the Company.

Outstanding Equity Awards at Year-End

        The following table sets forth certain information regarding the stock options and RSUs held by each of our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards			Equity Incentive Plan Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William H. Lewis	—	708,314	$3.40	9/10/2022	(1)(3)	—	—		—	—
President and Chief	—	186,170	$4.55	9/28/2022	(1)(3)	—	—		—	—
Executive Officer
Andrew T. Drechsler	—	175,000	$6.55	11/7/2022	(1)(3)	—	—		—	—
Chief Financial Officer
Renu Gupta, M.D.	9,300	15,500	$5.90	1/31/2021	(1)(3)	27,900	$186,651	(3)(4)	27,900	$186,651	(3)(5)
Executive Vice President of	18,925	56,775	$3.03	12/21/2021	(1)(3)
Development and Chief Medical Officer
Andrea Holtzman Drucker, J.D.	6,525	19,575	$3.03	12/21/2021	(1)	22,500	$150,525	(3)(4)	22,500	$150,525	(3)(5)
Senior Vice President, General Counsel and Corporate Secretary
Donald Hayden, Jr.	21,250	63,750	$3.03	12/21/2021	(1)(3)	15,988	$106,960	(3)(6)	—	—
Former Executive Chairman
Timothy Whitten	99,200	—	$5.90	9/10/2013	(2)(3)	—	—		—	—
Former President and Chief	103,100	—	$3.03	9/10/2013	(2)(3)
Executive Former President and Chief Executive Officer
Kevin P. Tully, C.G.A.	24,800	—	$5.90	12/1/2013	(2)	—	—		—	—
Former Executive Vice President and Chief Financial Officer
Nicholas A. LaBella, Jr.	24,800	—	$5.90	10/5/2013	(2)	—	—		—	—
Former Chief Scientific	10,000	—	$3.03	10/5/2013	(2)
Officer

(1)
These stock options have a vesting schedule of 25% on the first anniversary of the date of grant and 12.5% of the shares vesting on each six month anniversary thereafter until the fourth anniversary of the date of grant.

(2)
Pursuant to the individual letter/separation agreements entered into by each of Mr. Whitten, Mr. Tully and Mr. LaBella and the Company, these stock options became fully vested on each former employee's last date of employment with the Company and each employee has one year from their respective last date of employment with the Company to exercise these stock options.

(3)
With regard to these stock option and RSU grants, during the first quarter of calendar year 2013, we determined that we inadvertently exceeded the annual per-person sub-limits of 75,000 stock options per-person per calendar year and 12,500 RSUs per-person per calendar year that were in place when these awards were granted. (See Proposal 3, "Ratification and Approval of Certain Equity Compensation Awards Previously Granted to Certain Employees and Directors Under Our 2000 Stock Incentive Plan" included in this Proxy Statement for additional information regarding these and other excess awards previously granted to employees and directors).

(4)
These RSUs vest on the third anniversary of the date of grant.

(5)
These RSUs vest (if at all) on the date on which our Board determines that ARIKACE (our lead product candidate) has achieved its primary endpoint in a Phase 3 clinical trial provided that the grantee continues to be employed by the Company on such date.

(6)
These RSUs have a vesting schedule of 100% on the first anniversary of the date of grant, provided that Mr. Hayden attends at least 75% of the Board meetings.

Stock Options Exercised and Stock Vested

        The following table sets forth information with respect to stock options exercised and stock awards vested by the named executive officers during the fiscal year ended December 31, 2012.

Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William H. Lewis	—	—	—	—
President and Chief Executive Officer
Andrew T. Drechsler	—	—	—	—
Chief Financial Officer
Renu Gupta, M.D.	—	—	—	—
Executive Vice President of Development and Chief Medical Officer
Andrea Holtzman Drucker, J.D.	—	—	—	—
Senior Vice President, General Counsel and Corporate Secretary
Donald Hayden, Jr.	—	—	8,594	$29,306
Former Executive Chairman
Timothy Whitten	—	—	130,200	$442,680
Former President and Chief Executive Officer
Kevin P. Tully, C.G.A.	—	—	55,800	$399,528
Former Executive Vice President and Chief Financial Officer
Nicholas A. LaBella, Jr.	—	—	43,400	$276,024
Former Chief Scientific Officer

(1)
Calculated by multiplying the number of shares acquired on vesting date by the closing price of our Common Stock on the date the RSUs vested.

  Potential Payments Upon Termination or Change in Control

        Our named executive officers, except for Mr. Hayden whose employment agreement did not contain any change in control benefits, are entitled to certain benefits in connection with certain terminations or as a result of a change in control. We believe that the existence of these potential benefits will discourage turnover and cause such executives to be better able to respond to the possibility of a change in control without being influenced by the potential effect of a change in control on their job security.

        If Mr. Lewis's employment is terminated by us without cause or by Mr. Lewis for good reason within twelve months after a change in control of the Company, Mr. Lewis will receive payment of accrued obligations, a lump sum payment equal to the sum of two times his annual base salary and target bonus, a pro-rata portion of his annual target bonus, full vesting of all time-vested equity awards, and up to eighteen months continuation of health benefits provided Mr. Lewis elects continued coverage under COBRA.

        If Mr. Drechsler's employment is terminated by us without cause or by Mr. Drechsler for good reason within twelve months after a change in control of the Company, Mr. Drechsler will receive payment of accrued obligations, a lump sum payment equal to the sum of one times his annual base salary, a pro-rata portion of his annual target bonus, full vesting of all time-vested equity awards, and up to one year continuation of health benefits provided Mr. Drechsler elects continued coverage under COBRA.

        If the employment of Dr. Gupta or Ms. Drucker is terminated by us without cause or by the executive officers for good reason within twelve months after a change in control of the Company, Dr. Gupta or Ms. Drucker, as applicable, will receive payment of accrued obligations, a lump sum payment equal to the sum of one times her respective annual base salary and pro-rata portion of her annual target bonus for the year of termination, 100% of her annual target bonus, full vesting of all equity awards, and up to two years continuation of health benefits provided the executive officers elect continued coverage under COBRA

        The employment of each of our executive officers may be terminated by us with or without cause, or by the executive officers with or without good reason. If the employment of one of our executive officers is terminated by us without cause or by the executive officers for good reason prior to the date of a change in control or following the one year period after a change in control, the executive officers (other than Mr. Drechsler) will receive payment of accrued obligations, a pro rata portion of their annual target bonus for the year of termination, twelve months continuation of his or her respective annual base salary, 100% of his or her annual target bonus, full vesting of all equity awards in place for one year or longer (or, in the case of Mr. Lewis, full vesting of all time-vested equity awards in place for one year or longer), and Company-paid health insurance for the officer and his or her dependents for up to eighteen months so long as they are eligible for COBRA coverage under the Company's health and welfare plans. If Mr. Drechsler's employment is terminated by us without cause or by Mr. Drechsler for good reason prior to the date of a change in control or following the one year period after a change in control, Mr. Drechsler will receive payment of accrued obligations, a pro rata portion of his annual target bonus for the year of termination, six months continuation of his annual base salary, an additional six months of option vesting, and Company-paid health insurance for the officer and his or her dependents for up to six months so long as he is eligible for COBRA coverage under the Company's health and welfare plans.

        In addition, if we decide, without cause, to not renew one of the employment agreements at the end of its term, then the executive (other than Mr. Lewis and Mr. Drechsler) will receive payment of accrued obligations, twelve months continuation of his or her respective annual base salary less the amount of base salary that was paid to him or her during the 120 day notice period for non-renewal of the term, 100% of his or her annual target bonus less the pro rata portion of the annual target bonus paid to him or her with respect to the 120 day notice period for non-renewal of the term, full vesting of all equity awards in place for one year or longer, and Company-paid health insurance for the officer and his or her dependents for up to eight months so long as they elect COBRA coverage under Company's health and welfare plans.

        To protect our business and goodwill, for a period of twelve months after the termination of an executive's employment with us, the executive agrees that he or she will not:

  1.
  engage in any activity in material competition with the business in which we engaged while the executive was employed by us;

  2.
  directly or indirectly recruit or solicit any person who is then an employee of us or was an employee of us at any time within six months prior to such solicitation; or

  3.
  solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of our clients or customers, or prospective clients or customers.

        Pursuant to the RSU award agreements entered into in connection with the respective employment of Dr. Gupta and Ms. Drucker, the restrictions imposed on such RSUs held by such executives shall lapse upon a change in control. Upon a change in control, the value of the accelerated awards as of December 31, 2012 would have been $373,302 for Dr. Gupta and $301,050 for Ms. Drucker.

        The severance benefits that executives may be entitled to receive under these agreements and other benefits that the executives are entitled to receive under other plans, may constitute parachute payments that are subject to the "golden parachute" rules of Section 280G of the Code and the excise tax of Code Section 4999. If these payments are determined to be parachute payments, as calculated by our independent registered public accounting firm, the parachute payments will be reduced if, and only to the extent that, a reduction will allow the executives to receive a greater net after tax amount than the executives would receive absent a reduction. All severance benefits are also subject to the execution and non-revocation of a general release of claims against the Company.

        The table below summarizes the hypothetical payments that could be incurred for each of the named executive officers at the time assuming that a qualified termination under the applicable agreement occurred on December 31, 2012 as a result of a change in control.

	Cash Severance(1)	Pro-Rata Bonus(2)	Benefits	Value of Accelerated Equity(3)	Total
Will Lewis	$1,275,000	$212,500	$46,295	$2,728,757	$4,262,552
Andrew T. Drechsler	$330,000	$99,000	$30,863	$7,000	$466,863
Renu Gupta, M.D.	$568,400	$162,400	$74,423	$593,344	$1,398,566
Andrea Holtzman Drucker, J.D.	$394,388	$91,013	$43,847	$372,695	$901,941

(1)
These payments and other benefits would be payable to the executive upon a qualified termination under the applicable agreement. The cash severance figure for Mr. Lewis includes salary for two years plus the target bonus for two years. The cash severance figure for Mr. Drechsler includes salary for one year. The cash severance figures for other executive officers include salary for one year plus the target bonus for one year.

(2)
The pro-rata bonus would be payable based on actual performance for the year pro-rated for the number of days worked in the year of termination. The value used in the table assumes the full target bonus for the year.

(3)
For all four (4) named executive officers listed in this table, these figures include certain Excess Awards as defined and described in more detail under "Proposal 3—Ratification and Approval of Certain Equity Compensation Awards Previously Granted to Certain Employees and Directors

  Under Our 2000 Stock Incentive Plan" included herein. For Messrs. Lewis and Drechsler, the value represents the acceleration of all time-based equity awards outstanding as of December 31, 2012 and the value shown is equal to the number of stock options multiplied by the difference between the stock price as of December 31, 2012 ($6.69 per share) and the exercise price of the options. For Dr. Gupta and Ms. Drucker, the value represents the acceleration of all equity awards outstanding as of December 31, 2012 and the value is equal to (1) for stock options, the number of stock options multiplied by the difference between the stock price as of December 31, 2012 ($6.69 per share) and the exercise price of the options, and (2) for RSUs, the number of RSUs multiplied by the stock price as of December 31. 2012.

          The table below summarizes the hypothetical payments that could be incurred for each of the named executive officers at the time assuming that a qualified termination under the applicable agreement occurred on December 31, 2012 as a result of termination without cause or for good reason prior to the date of a change in control or following the one year period after a change in control.

	Cash Severance(1)	Pro-Rata Bonus(2)	Benefits	Value of Accelerated Equity(3)	Total
Will Lewis	$637,500	$212,500	$46,295	$—	$896,295
Andrew T. Drechsler	$264,000	$—	$20,576	$—	$284,576
Renu Gupta, M.D.	$568,400	$162,400	$55,817	$593,344	$1,379,961
Andrea Holtzman Drucker, J.D.	$394,388	$91,013	$32,885	$372,695	$890,980

(1)
These payments and other benefits would be payable to the executive upon a qualified termination under the applicable agreement. The cash severance figures for all of the executive officers (except Mr. Drechsler) include salary for one year plus the target bonus for one year. The figure for Mr. Drechsler includes salary for six months.

(2)
The pro-rata bonus would be payable based on actual performance for the year pro-rated for the number of days worked in the year of termination. The value used in the table assumes the full target bonus for the year.

(3)
For Dr. Gupta and Ms. Drucker, these figures include certain Excess Awards as defined and described in more detail under "Proposal 3—Ratification and Approval of Certain Equity Compensation Awards Previously Granted to Certain Employees and Directors Under Our 2000 Stock Incentive Plan" included herein. For Mr. Lewis, the value represents the acceleration of all time-vested equity outstanding as of December 31, 2012 granted at least one year prior to the termination date. For Mr. Drechsler, the value represents an additional six months of vesting of his outstanding options as of December 31, 2012. For Dr. Gupta and Ms. Drucker, the values represent the acceleration of all equity outstanding as of December 31, 2012 that was granted at least one year prior to the termination date and the value is equal to (1) for stock options, the number of stock options multiplied by the difference between the stock price as of December 31, 2012 ($6.69 per share) and the exercise price of the options, and (2) for RSUs, the number of RSUs multiplied by the stock price as of December 31. 2012.

        For purposes of the employment agreements, the term "cause" generally includes:

  (a)
  a conviction of the executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

  (b)
  willful misconduct or gross negligence by the executive resulting, in either case, in material economic harm to the Company or any related entities; or

  (c)
  a willful failure by the executive to carry out the reasonable and lawful directions of the Board and failure by the executive to remedy the failure within thirty (30) days after receipt of written notice of same, by the Board; or

  (d)
  fraud, embezzlement, theft or dishonesty of a material nature by the executive against the Company or any related entity, or a willful material violation by the executive of a policy or procedure of the Company or any related entity, resulting, in any case, in material economic harm to the Company or any related entity; or

  (e)
  a willful material breach by the executive of their employment agreement and failure by the executive to remedy the material breach within 30 days after receipt of written notice of same, by the Board.

        For purposes of the employment agreements, the term "change in control" generally includes:

  (a)
  the acquisition by another person of beneficial ownership of 40% or more of our Common Stock;

  (b)
  a proxy contest that results in the replacement of a majority of the members of our Board;

  (c)
  a merger after which our shareholders own less than 60% of the surviving corporation's stock; or

  (d)
  approval by our shareholders of a complete liquidation or dissolution of our Company.

        For purposes of the employment agreements, the term "good reason" generally includes:

  (a)
  a material diminution in the executive's base compensation;

  (b)
  a material diminution in the executive's authority, duties, or responsibilities;

  (c)
  a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report;

  (d)
  the Company's or related entity's requiring the executive to be based at any office or location outside of 50 miles from the location of employment or service as of the effective date of their employment agreement, except for travel reasonably required in the performance of the executive's responsibilities; or

  (e)
  any other action or inaction that constitutes a material breach by the Company of their employment agreement.

        Messrs. Whitten, LaBella and Tully terminated their employment with us on September 10, 2012, October 5, 2012, and December 1, 2012, respectively. In connection with the termination of Mr. Whitten's employment, we entered into a letter agreement dated September 10, 2012 pursuant to which (i) Mr. Whitten received a lump sum payment of $726,042, (ii) Mr. Whitten will receive an aggregate of $159,375 payable in three monthly installments commencing six months and one day after his resignation date, (iii) otherwise unvested equity awards held by Mr. Whitten became vested, (iv) all stock options held by Mr. Whitten will remain outstanding for one year, (v) Mr. Whitten and his eligible dependents will receive subsidized COBRA coverage for up to 18 months, and (vi) Mr. Whitten became eligible to receive up to $15,000 on or before September 1, 2013 for the cost of outplacement services. The letter also includes a customary release by Mr. Whitten of claims against the Company and its affiliates and a mutual commitment by the parties not to disparage each other.

        In connection with the termination of Mr. LaBella's employment, we entered into a letter agreement dated October 5, 2012 pursuant to which (i) Mr. LaBella received a payment of $115,456, (ii) Mr. LaBella will receive an aggregate of $445,331 payable in twelve monthly installments commencing within 30 days following his resignation date, (iii) otherwise unvested equity awards held by Mr. LaBella became vested, (iv) all stock options held by Mr. LaBella will remain outstanding for one year, (v) Mr. LaBella and his eligible dependents will receive subsidized COBRA coverage for up to 12 months, and (vi) Mr. LaBella became eligible to receive up to $15,000 on or before September 1, 2013 for the cost of outplacement services. The letter also includes a customary release by Mr. LaBella of claims against the Company and its affiliates and a mutual commitment by the parties not to disparage each other.

        In connection with the termination of Mr. Tully's employment, we entered into a separation agreement dated July 26, 2012 pursuant to which Mr. Tully received the following severance benefits: (i) a lump sum payment of $449,454.67, (ii) the continuation of health and certain other fringe benefits for up to eighteen months following December 1, 2012, and (iii) full vesting of outstanding equity awards held by Mr. Tully immediately prior to the December 1, 2012 that had not vested and were granted at least one (1) year prior to such date. All stock options held by Mr. Tully will remain outstanding for one year. Mr. Tully also became eligible to receive up to $15,000 on or before August 20, 2013 for the cost of outplacement services. In addition, the separation agreement includes a general release of claims by Mr. Tully against the Company arising out of or related to Mr. Tully's employment with the Company and a mutual commitment by the parties not to disparage each other.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is comprised entirely of independent directors and none of our executive officers served on the Compensation Committee or on the board of any company that employed any member of our Compensation Committee or our Board.

DIRECTOR COMPENSATION

        Our Board determines the compensation of our non-employee directors in conjunction with recommendations made by the Compensation Committee. The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to our Board when appropriate. The Compensation Committee did not recommend any changes in compensation for our non-employee directors for fiscal 2012. Our board of directors is compensated through fees, grants of stock options and grants of restricted stock.

  Fees Earned or Paid in Cash

        During 2012, each non-employee director was paid an annual retainer fee of $25,000, except for the Chairman of the Board, who was paid an annual fee of $44,097, pro-rated for his period of service, which was less than the full year due to Mr. Hayden's appointment to Executive Chairman of the Company for the period from May 14, 2012 to September 9, 2012, and Mr. Altomari who was paid an annual retainer fee of $6,250, pro-rated for his period of service. Mr. Whitcomb was also paid $15,797, pro-rated for his period of service as our lead independent director, a role he assumed when Mr. Hayden was appointed Executive Chairman on May 14, 2012. The Chairman of each of the Compensation Committee and the Nominations and Governance Committee was paid an annual fee of $10,000, and the Chairman of the Audit Committee was paid an annual fee of $15,000. These annual fees were paid quarterly. In addition to these annual fees, each director received a general Board meeting fee of either $1,000 (if attending by phone) or $2,000 (if attending in person) with respect to each meeting they attend. With respect to each meeting of the Audit Committee, each director received $1,500 for each meeting he attends, and with respect to each meeting of each of the Compensation Committee and the Nominations and Governance Committee, each director will receive $1,000 for each meeting he attends.

  Grant of Restricted Stock Units

        During 2012, each non-employee director, except for the Chairman of the Board and Mr. Altomari, received an annual equity-based grant with a grant date value of $35,000 in the form of RSUs with a one year vesting period from the date of the award, provided that the director attend at least 75% of the meeting of the Board. The annual equity-based grant for 2012 for each of the directors, other than the Chairman and Mr. Altomari, was 10,174 RSUs, which was based on the closing price of $3.44 per share of our Common Stock on the Nasdaq Capital Market on January 12, 2012. The Chairman of the Board also received an annual equity-based grant with a grant date value of $55,000 in the form of RSUs with a one year cliff vesting period from the date of the award, provided that he attends at least 75% of the Board meetings. The Chairman's annual equity-based grant for 2012 was 15,988 RSUs, which was based on the closing price of $3.44 per share of our Common Stock on the Nasdaq Capital Market on January 12, 2012. Following his election to the Board, the Company made an equity-based grant to Mr. Altomari with a grant date value of $14,582 in the form of RSUs with a one year cliff vesting period from the date of the award, provided that he attend at least 75% of the meetings of the Board. The equity-based grant for 2012 for Mr. Altomari was 4,327 RSUs, which was based on the closing price of $3.37 per share of our Common Stock on the Nasdaq Capital Market on August 2, 2012. The RSU awards will be settled on vesting by the issuance of one share of Common Stock for each RSU.

        The following table sets forth a summary of the compensation we paid to our non-employee directors in 2012.

	Fees Earned or Paid in Cash(1)	Restricted Stock Units(2)(3)	Total
Donald J. Hayden Jr.	$53,097	$55,000	$108,097
Steinar J. Engelsen, M.D.	$57,000	$35,000	$92,000
Richard S. Kollender	$73,000	$35,000	$108,000
Melvin Sharoky, M.D.	$65,000	$35,000	$100,000
Randall Whitcomb, M.D.	$83,797	$35,000	$118,797
Al Altomari(4)	$20,250	$14,582	$34,832

(1)
The amounts in this column reflect the actual fees earned and paid during fiscal 2012.

(2)
Reflects grant date fair values of RSUs granted during the fiscal year, calculated in accordance with FASB ASC Topic 718, except the assumptions of forfeitures is not made. See Note 10 of the consolidated financial statements in the Company's Form 10-K for fiscal year 2012 regarding assumptions underlying valuation of equity awards.

(3)
Each Director received 10,174 RSUs, except for the Chairman of the Board who received 15,988 RSUs and Al Altomari, who received 4,327 RSUs. These figures represent the number of outstanding stock awards each director had as of the end of 2012, except for Mr. Hayden, who in addition to his RSUs, also had 85,000 stock options outstanding as of the end of 2012, of which 21,250 were exercisable as of the end of 2012.

(4)
The figures for Mr. Altomari cover the period from the date of his election to the Board on August 2, 2012 until December 31, 2012.

  Director Compensation Changes for 2013

        At the end of 2012, the Compensation Committee, in accordance with its charter, undertook a review of our director compensation with the assistance of ExeQuity. Based on market data and ExeQuity's findings, the Compensation Committee determined and recommended to the Board, that a greater percentage of directors' compensation be equity-based and proposed a new compensation structure for directors. As a result, beginning in 2013, we implemented a new director compensation policy which discontinues cash payment to directors for meeting attendance and replaces them with equity-based compensation. Our directors will now receive an annual cash retainer fee of $35,000, except for our Chairman of the Board who will receive an annual cash retainer fee of $75,000. Each director will also receive an annual equity-based with a grant date value of $60,000 in the form of RSUs that vest one year from the grant date, provided that the director attend at least 75% of the meetings of the Board. The lead independent director will also receive an annual cash retainer of $25,000, the Audit Committee Chairman will also receive an annual cash retainer fee of $15,000, and each of the Compensation Committee Chairman and the Nominating and Governance Chairman will receive an annual cash retainer fee of $10,000. The Board believes these changes were necessary to further align our non-employee director compensation practices with the best interests of our shareholders. ExeQuity has also recommended, and the Board has agreed, that the total compensation to be paid to each director for the services noted above for 2013 will be comparable to the total compensation paid to each director for these same services in 2012.

 PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Relative to Ratification of Independent Registered Public Accounting Firm

        The Audit Committee has designated Ernst & Young LLP, independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2013. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

        Ernst & Young LLP's principal function is to audit our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the consolidated financial statements included in each of our quarterly reports. The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, as well as information relating to the Audit Committee's pre-approval policies and procedures, are detailed in the "Audit Committee Report."

Vote Not Required for Approval

        Shareholder ratification of our independent registered public accounting firm is not required under Virginia law, our Articles of Incorporation or our Bylaws. However, the Board is submitting the expected appointment of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. In the event that a majority of the votes cast are against the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, the Audit Committee will consider the vote and the reasons therefor in future decisions on the selection of our independent registered public accounting firm.

Recommendation

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3

RATIFICATION AND APPROVAL OF CERTAIN EQUITY COMPENSATION AWARDS
PREVIOUSLY GRANTED TO CERTAIN EMPLOYEES AND DIRECTORS UNDER OUR
2000 STOCK INCENTIVE PLAN

Introduction

        This proposal seeks ratification and approval by shareholders of certain equity compensation awards previously granted to certain employees and directors under our Amended and Restated 2000 Stock Incentive Plan, as amended (the "2000 Stock Incentive Plan").

        As disclosed in our most recent Form 10-K, in connection with a recent review by us of equity compensation awards made by us under the 2000 Stock Incentive Plan, we determined that we had inadvertently exceeded the annual per-person sub-limits of 75,000 stock options and 12,500 performance shares per individual per calendar year set forth in the 2000 Stock Incentive Plan in connection with awards previously made to certain of our current and past officers and directors (the "Recipients"). The aggregate amount of Common Stock represented by these awards in excess of the per person annual sub-limits, which consisted of restricted stock, RSUs and stock options, is approximately 1.6 million shares (referred to as the "Excess Grants"). The Excess Grants included certain awards issued immediately following our business combination with Transave, awards negotiated with new hires pursuant to employment agreements or offers of employment, and certain other awards made subsequent to our 2011 one-for-ten reverse stock split. We have not exceeded the aggregate maximum share limit approved by shareholders under the 2000 Stock Incentive Plan (currently 3,925,000 shares of Common Stock), whether as a result of previously-issued awards or currently outstanding awards. Proposal 3 asks that you ratify and approve the Excess Grants.

Additional Information

        On March 12, 2013, we notified Nasdaq of the Excess Grants. We believe that a decision by us to increase the annual sub-limits would have constituted an immaterial amendment to the 2000 Stock Incentive Plan, which amendment would not have required shareholder approval under applicable Nasdaq guidance. However, because the grant of certain awards exceeded the sub-limits applicable at the time the grants were made, it was possible that Nasdaq would conclude that we issued securities pursuant to the 2000 Stock Incentive Plan without shareholder approval in violation of Nasdaq Listing Rule 5635(c). In a March 13, 2013 letter to Nasdaq, we submitted a remediation and compliance plan, which we refer to as our remediation plan, to address the grants made in excess of the 2000 Stock Incentive Plan sub-limits. Among other items, our remediation plan conditions (1) the sale of the portion of any vested shares of restricted stock or RSUs or any shares received upon exercise of the vested portion of stock options, and (2) the continued vesting and exercise of the portion of stock options and RSUs issued to our current employees and directors in each case in excess of the 2000 Stock Incentive Plan's sub-limits on approval by shareholders of such portion of the affected grants.

        Nasdaq took into account our remediation plan and, in connection therewith, each of our current employees and directors who currently hold Excess Grants have executed waivers providing that such employee's or director's right to exercise, transfer, and/or dispose of the Excess Grants (and any shares of Common Stock received upon grant, vesting, settlement or exercise of the Excess Grants) is conditioned upon shareholder ratification and approval of the Excess Grants and that such Excess Grants shall be deemed forfeited if shareholders do not ratify and approve their Excess Grants. However, none of the Excess Grants made to our prior employees or directors shall be deemed forfeited if shareholders do not ratify and approve such Excess Grants.

        In this proposal, we ask that you ratify and approve all of the Excess Grants made to the Recipients. The following table shows the number of stock options, RSUs and shares of restricted stock held by our current employees and directors, which Excess Grants are subject to ratification and approval by shareholders:

	Number of Stock Options or Performance Shares Granted in Excess of Sub-limits to Current Employees and Directors
Name and Position	Grant Date(s)	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units	Number of Shares of Restricted Stock
Will Lewis	9/10/2012	633,314	$3.40	—	—
President and CEO	9/28/2012	186,170	$4.55	—	—
Andrew T. Drechsler	11/7/2012	100,000	$6.65	—	—
Chief Financial Officer
Renu Gupta, M.D.	1/31/2011	—	—	43,300	—
Executive Vice President of Development and	12/21/2011	25,500	$3.03	—	—
Chief Medical Officer
Andrea Holtzman Drucker, J.D.	7/18/2011	—	—	32,500	—
Senior Vice President, General Counsel, and
Corporate Secretary
Nicole Schaeffer	1/2/2013	10,000	$6.96	—	—
Senior Vice President, Human Resources and
Corporate Services
Walter Perkins, Ph.D.	1/31/2011	—	—	9,200	—
Chief Technology Officer
Steinar J. Engelsen, M.D.	5/20/2009	—	—	—	962
Director
Donald Hayden, Jr.	12/21/2011	10,000	$3.03	—	—
Director	1/12/2012	—	—	3,488	—
Melvin Sharoky, M.D.	5/20/2009	—	—	—	962
Director
Randall W. Whitcomb, M.D.	5/20/2009	—	—	—	962
Director
All current executive officers as a group		944,984	—	75,800	—
All current directors who are not executive officers as a group		10,000	—	3,488	2,886
All employees, including all current officers who are not executive officers, as a group		10,000	—	9,200	—

        In addition to the Excess Grants described above, the following table shows the number of stock options, RSUs and shares of restricted stock held by our former employees and directors, for which we are also seeking ratification and approval by shareholders:

	Number of Stock Options or Performance Shares Granted in Excess of Sub-limits to Former Employees and Directors
Name and Position	Grant Date(s)	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units	Number of Shares of Restricted Stock
Geoffrey Allan	5/29/2008	—	—	—	53,522
Chairman of the Board, Chief Executive Officer	3/31/2009	—	—	—	12,258
and President
Douglas Farrar	5/29/2008	—	—	—	10,424
Vice President, Insmed Therapeutic Proteins
Steve Glover	5/29/2008	—	—	—	16,385
Chief Business Officer
Nicholas Gurreri	1/31/2011	—	—	27,800	—
Senior Vice President, Commercial Operations
and Business Development
Glen Kelley	5/29/2008	—	—	—	10,424
Vice President, Regulatory Affairs
Nicholas LaBella	1/31/2011	—	—	30,900	—
Chief Scientific Officer
Kevin Tully	5/29/2008	—	—	—	—
Executive Vice President and Chief Financial	1/31/2011	—	—	43,300	—
Officer
Timothy Whitten	1/31/2011	24,200	$5.90	—	—
President and Chief Executive Officer	1/31/2011	—	—	117,700	—
	12/21/2011	103,100	—	—	—
Kenneth Condon	5/20/2009	—	—	—	962
Director
Graham Crooke	5/20/2009	—	—	—	962
Director
Denny Lanfear	5/20/2009	—	—	—	962
Director
All former employees as a group		127,300	—	219,700	115,730
All former directors as a group		—	—	—	2,886

Why You Should Vote for Ratification of the Excess Grants

        The Board recommends that our shareholders ratify and approve all of the Excess Grants made to our prior and current officers and directors. Our executive officers and directors did not intend to receive awards in excess of the 2000 Stock Incentive Plan's sub-limits. We have not exceeded the aggregate maximum share limit approved by shareholders under the 2000 Stock Incentive Plan (currently 3,925,000 shares of Common Stock), whether as a result of previously-issued awards or currently outstanding awards. In fact, with respect to Mr. Lewis, Mr. Drechsler, Ms. Drucker, Dr. Gupta (with respect to her RSU grants) and Ms. Schaeffer, the Excess Grants were awarded in connection with their initial hire by us and the grants were agreed upon prior to the commencement of their employment with us. In addition, the Board believes, particularly at this very important time for the Company as we prepare for regulatory approvals and potential commercialization of ARIKACE, that appropriate equity incentives are very important to attract and retain the highest caliber of employees, to link incentive reward to Company performance, to encourage employee and director ownership in our Company and to align the interests of recipients to those of our shareholders. Failure to ratify and approve the Excess Grants would result in a loss to us and shareholders of these benefits in respect of the Excess Grants and could require us to adopt an alternative compensation program, which may include the payment of cash compensation, or grant additional equity awards to replace the lost retention, alignment and other benefits to us from the Excess Grants. Any forfeitures resulting from a failure to ratify and approve the Excess Grants also may reduce the morale of the current employees and directors and may cause a more widespread reduction in employee morale, which could make it difficult for us to retain these and other qualified employees and to hire additional qualified employees in the future.

        We are determined to try to ensure that this kind of error does not happen again. Accordingly, a special committee of the Board conducted the review of equity compensation awards made by us under the 2000 Stock Incentive Plan described above with the assistance of outside counsel and has begun to implement the remediation plan described in our recent Annual Report on Form 10-K.

Summary of Excess Grants

        The following is a description of the material features of the Excess Grants. As noted above, the Excess Grants were granted pursuant to and are subject to all of the terms and conditions of our 2000 Stock Incentive Plan. The Excess Grants consisted of awards of stock options, restricted stock and restricted stock granted under the 2000 Stock Incentive Plan.

        Stock Options.    The Excess Grants awarded in the form of stock options include both non-qualified stock options and incentive stock options under Section 422 of the Code. The exercise price of these stock options equaled 100% of the fair market value of a share of our Common Stock on the applicable date of grant. The option exercise price must be paid in full either in cash or a cash equivalent acceptable to the plan administrator or by delivery of shares of Common Stock. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the holder thereof. The stock options become exercisable in installments determined by the plan administrator at the time of grant and have a maximum term of ten years from the date of grant.

        Restricted Stock and Restricted Stock Units.    The Excess Grants awarded in the form of restricted stock and RSUs provide that the vesting and/or settlement of such awards will occur at such time and is subject to such terms and conditions as determined by the plan administrator at the time of grant or under criteria established by the plan administrator at the time of grant, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions.

Federal Income Tax Treatment

        The following discussion summarizes the material U.S. federal income tax consequences to us and the Recipients in connection with the Excess Grants under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual Recipient. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

        Nonqualified Options—An employee will not recognize any income upon receipt of a nonqualified stock option, and we will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

        Incentive Stock Options—An employee who receives an incentive stock option ("ISO") will not recognize any income for federal income tax purposes upon receipt of the ISO, and we will not realize a deduction for federal income tax purposes. The optionee generally will not be taxed upon exercise, but the difference between the fair market value of the stock on the date of exercise and the option exercise price is an item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. We will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. We will be entitled to a deduction equal to the ordinary income recognized by the employee.

        With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

        Restricted Stock—Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. We will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to us, the employee may not claim a deduction with respect to the income recognized as a result of the election.

        Generally, when an employee disposes of shares acquired under the Excess Grants, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

        Restricted Stock Units—Employees who are granted RSUs do not recognize income at the time of the grant. When the award vests or is paid, Recipients generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and we will receive a corresponding deduction.

        Federal Income Tax Consequences to the Company—To the extent that a Recipient recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

        Potential Limitation on Deductions—Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of the next three most highly compensated executive officers, other than our Chief Financial Officer. Under Section 162(m), unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. The Excess Grants will not qualify as "performance-based."

        Tax Withholding—To the extent required by applicable federal, state, local or foreign law, a Recipient will be required to satisfy, in a manner satisfactory to us, any withholding tax obligations that arise by reason of the award.

        The ratification and approval of the Excess Grants requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION AND APPROVAL OF CERTAIN EQUITY COMPENSATION AWARDS PREVIOUSLY GRANTED TO CERTAIN EMPLOYEES AND DIRECTORS UNDER OUR 2000 STOCK INCENTIVE PLAN.

PROPOSAL NO. 4

APPROVAL OF THE 2013 INCENTIVE PLAN

Introduction

        On April 17, 2013, the Board unanimously adopted and approved the 2013 Incentive Plan and is submitting the 2013 Incentive Plan to shareholders for their adoption and approval at the 2013 Annual Meeting. The Board believes our interests are best advanced by providing equity-based incentives to certain individuals responsible for our long-term success by encouraging such persons to remain in the service of the Company and to align the financial objectives of such individuals with those of our shareholders.

        The Company currently administers its equity-based compensation programs under the Amended and Restated 2000 Stock Incentive Plan (the "2000 Stock Incentive Plan"). As of the Record Date, 455,583 shares remained available for issuance under the 2000 Stock Incentive Plan. Because the Company anticipates that its equity-based compensation needs will soon exceed the remaining shares available under the 2000 Stock Incentive Plan, the Board of the Company adopted the 2013 Incentive Plan.

        The 2013 Incentive Plan, if approved, will provide for the issuance of 3,000,000 shares, plus any shares of Common Stock that were authorized for issuance under the 2000 Stock Incentive Plan that, as of the effective date of the 2013 Incentive Plan, remain available for issuance under the 2000 Stock Incentive Plan. As of the Record Date, this represents 10.9% of the Company's outstanding shares of Common Stock. Shares subject to outstanding awards under the 2000 Stock Incentive Plan that are cancelled, expired, forfeited or otherwise not issued under such awards (including as a result of being withheld to pay withholding taxes in connection with such awards or settled in cash) will also be added to the number of shares available under the 2013 Incentive Plan. If the 2013 Incentive Plan is approved, no additional awards will be granted under the 2000 Stock Incentive Plan.

Items Considered By the Board in Connection With This Proposal

        Equity-based compensation is a vital part of our compensation program, for our named executive officers, our other key employees, and our non-employee directors. Equity-based compensation creates an ownership culture that rewards our executives for maximizing shareholder value over time and aligns the interests of our employees and directors with those of our shareholders. We have traditionally granted stock options to new hires in connection with their commencement of employment and stock options, as well as other forms of equity-based compensation, to key employees as part of their ongoing compensation packages. We believe that providing additional stock option grants beyond an initial new hire grant provides management with a strong link to long-term corporate performance and the creation of shareholder value, as well as providing continued retention via long-term and milestone driven vesting. In addition, we grant RSUs to non-employee directors annually as part of their compensation for service on the Board.

        We anticipate making Company-wide semi-annual stock option grants. The Compensation Committee believes that a semi-annual grant cycle spreads the incentives of the stock option grant across a broader time horizon and may mitigate the impact of the historical volatility of our stock.

        The Board currently intends that the 3,000,000 shares requested, along with the shares remaining under the 2000 Stock Incentive Plan, will be sufficient to fund the Company's semi-annual stock option grants to current employees as well as stock option grants to new hires for approximately the next 12 to 18 months, which it believes appropriate taking into account the current phase of the Company's development as its plans towards commercialization. In addition, as part of our on-going compensation analysis, the Compensation Committee reviewed total employee ownership and determined that it was below market. The Compensation Committee has taken steps to try to ensure grants for 2013 will be made at levels competitive with the market as we believe that providing competitive equity awards are critical in attracting and retaining talent as we progress towards commercialization. The increase in the shares available for equity awards is necessary to provide us with the ability to make grants at these market competitive levels.

        In determining the appropriate number of shares to request, the Board considered a dilution and overhang analysis prepared by ExeQuity, the Compensation Committee's independent compensation consultant. The ExeQuity analysis compared our ISS burn rate percentage, our overhang percentage, and our run rate percentage to our 2013 peer group, which was formed during January 2013 after our Compensation Committee reevaluated our 2012 peer group given increases in our market capitalization and the Company's increased focus on its preparations for commercialization. In summary, with recommendations from ExeQuity, the Compensation Committee removed six companies, including Callisto Pharmaceuticals, CEL-SCI Corporation, Neuralstem, Inc., Northwest Biotherapeutics, Inc., Rexhn Pharmaceuticals, Inc., and Ventrus Biosciences, Inc., added back five companies that were included in our 2011 peer group, including Celldex Therapeutics, Curis, Inc., Dyax Corp, Sunesis Pharmaceuticals, Inc., and Vical Incorporated, and added one new company, XenoPort, Inc. The Compensation Committee intends to continue to review and revise our peer group at least annually in an effort to ensure it continues to reflect companies of similar size, market capitalization and stage of development. The table below depicts our 2013 Peer Group:

Aegerion Pharmaceuticals, Inc	Curis, Inc.	SIGA Technologies, Inc.
Agenus Inc.	Discovery Laboratories, Inc.	Sunesis Pharmaceuticals, Inc.
Amicus Therapeutics, Inc	Dyax Corp.	Trius Therapeutics, Inc.
ArQule Inc.	Immunomedics, Inc.	Vical Incorporated
Celldex Therapeutics	Keryx Biopharmaceuticals, Inc	XenoPort, Inc.
Celsion Corporation	MAP Pharmaceuticals, Inc.	Zalicus, Inc.

        ExeQuity did not make a recommendation regarding the number of additional shares to request with respect to the 2013 Incentive Plan. When approving the 2013 Incentive Plan, the Compensation Committee reviewed preliminary figures that included:

  •
  the Company's ISS burn rate percentage, which is equal to the total number of equity awards the Company granted in a fiscal year (adjusted by a multiplier for full value awards based on 200-day volatility), which is then divided by the weighted average common stock outstanding during the year,

  •
  the Company's simple overhang percentage, which is equal to the total number of equity awards outstanding plus the total number of shares available for grant under the Company's equity plans, each as of the end of the most recent fiscal year divided by total Common Stock outstanding at the end of the year, and

  •
  the Company's run rate percentage, which is equal to the total number of equity awards granted by the Company during a year divided by the weighted average common stock outstanding during the most recent fiscal year.

        The Company's three-year average ISS burn rate percentage, at the time the Board approved the 2013 Incentive Plan, was approximately 5.0%, which is higher than the median three-year average ISS burn rate percentage of 3.7% for the Company's 2013 peer group. This higher burn rate was primarily due to the stock option grants made to Mr. Lewis in connection with his hire and our registered direct public offering in September 2012 (see Proposal 3, "Ratification and Approval of Certain Equity Compensation Awards Previously Granted to Certain Employees and Directors Under Our 2000 Stock Incentive Plan" included in this Proxy Statement for additional information regarding this and other Excess Awards previously granted to employees and directors). The Company's simple overhang percentage as of the end of 2012 was 8.8%, which was well below the median simple overhang of the peer group of 19.7%. The Company's three-year average run rate percentage, at the time the Board approved the 2013 Incentive Plan, was 3.4%, which equals the median three-year average run rate percentage of 3.4% for the Company's 2013 peer group. If the 2013 Incentive Plan is approved, the Company's simple overhang percentage would increase to 18.3%, which is comparable to the median simple overhang percentage of 19.7% for the Company's 2013 peer group. Our Compensation Committee intends to track our annual run rate percentage, as well as our dilution and overhang levels, in order to track the dilutive effect that equity grants have on our current shareholders and to evaluate the risks and benefits of issuing equity-based awards under the 2013 Incentive Plan.

Why You Should Vote for the 2013 Incentive Plan

        The Board recommends that our shareholders approve the 2013 Incentive Plan because it believes appropriate equity incentives are important to attract and retain the highest caliber of employees, to link incentive reward to Company performance, to encourage employee and director ownership in our Company, and to align the interests of participants to those of our shareholders. The approval of the 2013 Incentive Plan will enable us to continue to provide such incentives.

        If the 2013 Incentive Plan is not approved, we will be permitted to continue to grant awards under the 2000 Stock Incentive Plan up to the 455,583 shares that remained available for issuance as of the Record Date. This limited number of shares will not permit us to make the grants of equity-based compensation that we believe are necessary to attract and retain key employees and could negatively impact our shareholders.

Promotion of Good Corporate Governance Practices

        The Board of Directors believes the use of share-based incentive awards promotes best practices in corporate governance by aligning participants' interests with maximizing shareholder value. Specific features of the 2013 Incentive Plan that are consistent with good corporate governance practices include, but are not limited to:

  1.
  options and stock appreciation rights generally may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

  2.
  there can be no repricing of options or stock appreciation rights without shareholder approval, either by canceling the award in exchange for cash or a replacement award at a lower price or by reducing the exercise price of the award, other than in connection with a change in our capitalization;

  3.
  dividends and dividend equivalents may not be paid during the performance period with respect to unearned performance-based awards of restricted stock or RSUs; and

  4.
  awards are not transferrable except by will or the laws of descent and distribution.

Section 162(m) of the Code

        The Board believes that it is in our best interests and the best interests of our shareholders to provide for an equity incentive plan under which compensation awards made to our executive officers can qualify for deductibility by us for federal income tax purposes. Accordingly, the 2013 Incentive Plan has been structured in a manner such that we may grant certain awards under it that have the potential to satisfy the requirements for "performance-based" compensation within the meaning of Section 162(m) of the Code, subject to our ability to comply with the requirements of Section 162(m). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1,000,000 paid in any one year to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer), such compensation must qualify as "performance-based." One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms under which the compensation is to be paid, including the performance goals under which compensation may be paid, be disclosed to and approved by majority vote of our shareholders. If we do not satisfy the disclosure and approval requirement or the other requirements of Section 162(m), we may be unable to deduct compensation in excess of the $1,000,000 threshold. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2013 Incentive Plan, each of these aspects is discussed below, and shareholder approval of the 2013 Incentive Plan will be deemed to constitute approval of each of these aspects of the 2013 Incentive Plan for purposes of the approval requirements of Section 162(m).

Key Data

        The following table includes information regarding all of our outstanding equity awards and shares available for future awards under our equity plans and equity award agreements as of March 28, 2013 (and without giving effect to this Proposal No. 4):

Total shares underlying all outstanding options	2,027,919
Weighted average exercise price of outstanding options	$4.40
Weighted average remaining contractual life of outstanding options	7.90 Years
Total shares underlying all outstanding and unvested restricted share and restricted share unit awards	200,452
Total shares currently available for grant	455,583

2013 Incentive Plan Summary

        The following is a description of the material features of the 2013 Incentive Plan. The complete text of the 2013 Incentive Plan is attached hereto as Appendix A to this Proxy Statement. The following discussion is qualified in all respects by reference to Appendix A. The term "employees" in the following discussion is used to refer to officers and directors and other employees of the Company and its affiliates.

Purpose and Eligibility

        The purpose of the 2013 Incentive Plan is to advance the interests the Company by aligning the individual interests of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants to those of Company shareholders and by providing such individuals with an incentive to continue working toward and contributing to the success and progress of the Company. Employees of the Company and its affiliates, members of the Board, and all other non-employee advisors or service providers will be eligible to be considered for the grant of awards under the 2013 Incentive Plan. As of the Record Date, approximately 6 nonemployee directors, 5 executive officers and 42 other employees of the Company were so eligible.

Shares Subject to the 2013 Incentive Plan and to Awards

        The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 2013 Incentive Plan is 3,000,000, plus any shares of Common Stock that were authorized for issuance under the 2000 Stock Incentive Plan that, as of May 23, 2013, remain available for issuance under the 2000 Stock Incentive Plan (not including any shares that are subject to, as of May 23, 2013, outstanding awards under the 2000 Stock Incentive Plan), and subject to adjustments to prevent dilution. Shares of Common Stock subject to outstanding awards under the 2000 Stock Incentive Plan as of May 23, 2013 (such awards the "2000 Stock Incentive Plan Awards") that, after May 23, 2013, are canceled, expired, forfeited or otherwise not issued under a 2000 Stock Incentive Plan Award (including as a result of being withheld to pay withholding taxes in connection with any such awards) or settled in cash shall be added to the number of shares of Common Stock issuable under the 2013 Incentive Plan.

        Shares of Common Stock issued under the 2013 Incentive Plan may either be authorized and unissued shares or previously issued shares acquired by the Company, including shares purchased in the open market. To the extent that an award terminates, expires, or lapses for any reason, or an award is settled in cash without the delivery of shares to the participant, then any shares of common stock subject to the award shall again be available for the grant of an award pursuant to the 2013 Incentive Plan. Any shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award (or any 2000 Stock Incentive Plan Award) shall again be available for the grant of an award pursuant to the 2013 Incentive Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares available for issuance under the 2013 Incentive Plan.

        The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options granted under the 2013 Incentive Plan shall not exceed 3,000,000, plus any shares of Common Stock that were authorized for issuance under the 2000 Stock Incentive Plan that, as of the date of the Annual Meeting (May 23, 2013) and proposed approval of the 2013 Incentive Plan, remain available for issuance under the 2000 Stock Incentive Plan. The aggregate number of shares of Common Stock subject to awards granted under the 2013 Incentive Plan during any calendar year to any one participant may not exceed 1,500,000 (not including any tandem stock appreciation rights as described below). The maximum cash amount payable pursuant to the portion of an incentive bonus granted in any calendar year to any participant that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall not exceed $5,000,000.

        Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines shall not reduce the shares authorized for issuance under the 2013 Incentive Plan or authorized for grant to a participant during a calendar year. In addition, in the event that a company acquired by the Company, or with which the Company combines, has shares available under a pre-existing equity compensation plan, the shares available for grant pursuant to such pre-existing plan (as adjusted in connection with such acquisition or combination) may be used for awards under the 2013 Incentive Plan and will not reduce the shares authorized for issuance under the 2013 Incentive Plan, provided that the awards using such available shares will not be made after the date awards could have been made under the terms of the pre-existing plan and will only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

Administration

        The 2013 Incentive Plan will be administered by the Compensation Committee (the "Committee"), or, in the absence of the Committee, the Board itself. Any power of the administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause an award intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the administrator, the Board action will control. The Committee may by resolution authorize one or more officers of the Company to perform any or all things that the administrator is authorized and empowered to do or perform under the 2013 Incentive Plan; provided, however, that such authorization must specify the total number of awards (if any) such officer or officers may award pursuant to such delegated authority, and provided further that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act or otherwise have the title of Vice President or above, or (ii) "covered employees" under Section 162(m) of the Code. In addition, the administrator may delegate any or all aspects of the day-to-day administration of the 2013 Incentive Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agent.

        The Committee has full and final authority to select the participants to receive awards and to grant such awards. Subject to the provisions of the 2013 Incentive Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon achievement by the Company of specified performance criteria.

Awards

        The 2013 Incentive Plan authorizes the grant of awards of stock options, stock appreciation rights, restricted stock, RSUs or incentive bonuses. Any award may be subject to performance conditions as determined by the Committee. The terms of awards will be determined by the Committee and set forth in an award agreement. The terms of any awards may vary among participants. Subject to the provisions of the 2013 Incentive Plan, the administrator will specify before, at or after the time of grant the provisions governing the effects upon an award of a separation from service. Participants will not have any rights as a shareholder with respect to shares covered by an award until the date the participant becomes the holder of record of such shares.

        Stock Options.    Stock options granted under the 2013 Incentive Plan may be either non-qualified stock options or incentive stock options under Section 422 of the Code. The exercise price of any stock option granted, other than substitute awards, may not be less than 100% of the fair market value of a share of our Common Stock on the date of grant (provided that the exercise price of an incentive stock option granted to a participant who owns stock possessing more than 10 percent of the combined voting power of all classes of the Company's stock (a "10% Shareholder") will be at least 110% of the fair market value on such date). The option exercise price is payable in cash or such other method as determined by the administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise. Vesting may be based on continued employment, passage of time, attainment of service requirements, and/or satisfaction of performance conditions. The term of a stock option will in no event be greater than ten years (or, for an incentive stock option granted to a 10% Shareholder, five years), provided that the term of a non-qualified stock option will be automatically extended if, at the time of its scheduled expiration, the participant holding such option is prohibited by law or by the Company's insider trading policy from exercising such option, such extension to expire on the 30th day following the date such prohibition no longer applies.

        Other than in connection with a change in the Company's capitalization, at any time when the exercise price of an option is above the fair market value of a share of Common Stock, the Company may not, without shareholder approval, (i) reduce the exercise price of such option, (ii) exchange such option for cash, another award or a new option or stock appreciation right with a lower exercise or base price or (iii) otherwise reprice such option. Options may not be granted under the 2013 Incentive Plan in consideration for, and will not be conditioned upon the delivery of shares to the Company in payment of the exercise price and/or tax withholding obligation under, any other option.

        Stock Appreciation Rights.    A stock appreciation right (which we refer to as a SAR) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of our Common Stock on the date of settlement over the base price of the right, multiplied by the applicable number of shares of our Common Stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of our Common Stock on the date of grant. A SAR granted in tandem with a stock option will have a base price equal to the exercise price of the stock option to which it relates. The Committee will determine the vesting requirements and the payment and other terms of an SAR, including the effect of termination of service of a participant. Vesting may be based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Other than in connection with a change in the Company's capitalization, at any time when the exercise price of a SAR is above the fair market value of a share of Common Stock, the Company may not, without shareholder approval (i) reduce the exercise or base price of such SAR, (ii) exchange such SAR for cash, another award or a new option or SAR with a lower exercise or base price or (iii) otherwise reprice such SAR.

        Restricted Stock and Restricted Stock Units.    The grant, issuance, retention, vesting and/or settlement of any restricted stock or RSU award will occur at such time and be subject to such terms and conditions as determined by the administrator or under criteria established by the administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions.

        Participants who receive restricted stock will be entitled to receive all dividends and other distributions paid with respect to those shares unless determined otherwise by the administrator. The administrator will determine whether such dividends of distributions will be automatically reinvested in additional restricted stock and/or subject to the same restrictions as the underlying restricted stock, or whether such dividends or distributions will be paid in cash. Unless otherwise set forth in the award agreement, prior to the time shares are issued to a participant under an RSU award, the Company will pay or accrue dividend equivalents on each date that dividends are paid, and such dividend equivalents will be paid at the time specified in the award agreement. Notwithstanding the foregoing, no dividends or dividend equivalents will be paid during the performance period with respect to unearned awards of restricted stock or RSUs that are subject to performance-based vesting criteria. Dividends or dividend equivalents accrued on such awards will become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or RSUs have been earned. Unless otherwise determined by the administrator, participants holding shares of restricted stock may exercise full voting rights with respect to those shares during the period of restriction. Participants holding RSUs will not have voting rights with respect to the underlying shares unless and until such shares are reflected as issued and outstanding shares on the Company's stock ledger.

        Incentive Bonuses.    Participants may be provided with a bonus opportunity pursuant to which the participant may become entitled to receive an amount based on satisfaction of performance criteria as determined by the administrator established for a performance period of not less than one year as are specified in an award agreement.

Qualifying Performance Based Compensation Under Section 162(m) of the Code

        The administrator may determine, at the time an award of restricted stock, RSUs or an incentive bonus is granted, whether the award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code. For an award to qualify as "performance-based compensation" under Section 162(m), during the first 90 days of a performance period, the administrator must, in writing, (i) select the "Performance Criteria" (as described below) applicable to the performance period, (ii) establish the performance goals, and amounts of such awards, that may be earned for such performance period based on the Performance Criteria, and (iii) specify the relationship between Performance Criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each designated participant for such performance period.

        Under the 2013 Incentive Plan, "Performance Criteria" means the criteria (and adjustments) selected by the administrator for an award that is intended to qualify as "performance-based compensation" under Section 162(m), which are limited to the following: (i) stock price appreciation, (ii) gross or net sales or revenue, (iii) operating profit, (vi) gross, operating or net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (v) costs, (vi) return on equity, (vii) return on assets, (viii) earnings per share, (ix) total earnings, (x) earnings growth, (xi) return on capital, (xii) return on assets, (xiii) return on sales, (xiv) cash flow (including, but not limited to, operating cash flow and free cash flow), (xv) book value per share, (xvi) market share, (xvii) economic value added, (xviii) market value added, (xix) productivity, (xx) level of expenses, (xxi) new product development, (xxii) regulatory body filings and/or approvals regarding commercialization of a product, (xxiii) implementation or completion of critical projects, (xxiv) achievement of developmental milestones, or (xxv) peer group comparisons of any of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance goals based on such Performance Criteria may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each performance goals shall be determined in accordance with U.S. Generally Accepted Accounting Principles.

        To the extent consistent with Section 162(m) of the Code, the administrator may provide, within the time prescribed by, and otherwise in compliance with, Section 162(m), that any evaluation of performance under a performance goal shall include or exclude any of the following events that occurs during the applicable performance period: (A) the effects of charges for restructurings, discontinued operations, extraordinary items, (B) items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, (C) the cumulative effect of accounting change, (D) asset write-downs, (E) litigation, claims, judgments, settlements or loss contingencies, (F) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (G) accruals for reorganization and restructuring programs, (H) accruals of any amounts for payment under the 2013 Incentive Plan or any other compensation arrangement maintained by the Company, (I) items relating to financing activities, (J) items related to acquisitions, (K) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, (L) items attributable to the business operating of any entity acquired by the Company during the performance period, (M) items related to amortization of acquired intangible assets, (N) items that are outside the scope of the Company's core, on-going business activities, or (O) any other items of significant income or expense which are determined to be appropriate adjustments.

        Subject to the limitations imposed under Section 162(m) of the Code for awards that are intended to qualify as "performance-based compensation," notwithstanding the satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under or the amount paid under an award may, to the extent specified in an award agreement, be reduced, but not increased, by the administrator in the administrator's sole discretion. The administrator will certify in writing whether and the extent to which the applicable performance goals have been satisfied.

Adjustment and Change in Control

        The number and kind of shares of Common Stock available for issuance (including under any awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in the 2013 Incentive Plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares available under the 2013 Incentive Plan and subject to awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares to reflect a deemed reinvestment in shares of the amount distributed to the Company's security holders. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number or kind of shares subject to such award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards. No fractional shares of common stock will be issued pursuant to such an adjustment, In the event there is any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a change in control, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different awards or different types of awards. In addition, in the event of such change, the administrator may accelerate the time or times at which any award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

        Unless otherwise expressly provided for in an award agreement, in the event of a change in control, unless provision is made in connection with the change in control for (i) assumption of awards previously granted or (ii) substitution for such awards, (A) the administrator will make an adjustment to any or all awards as the administrator deems appropriate to reflect such change in control or (B) (1) in the case of an option or stock appreciation right, the participant will have the ability to exercise such option or stock appreciation right, including any portion of the option or stock appreciation right not previously exercisable, and the unexercised portion of such option or stock appreciation right will be cancelled upon on the consummation of the change in control; (2) in the case of an award subject to performance conditions, the participant will have the right to receive a payment based on performance through a date determined by the administrator prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable); and (3) in the case of outstanding restricted stock and/or RSUs not subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse.

        Unless otherwise expressly provided for in an award agreement or another contract, including an employee agreement, or under the terms of a transaction constituting a change in control, the following will occur upon a participant's involuntary termination of employment or other service within 24 months following a change in control, provided that such termination does not result from disability, cause or gross misconduct: (i) in the case of an option or SAR, the participant will have the ability to exercise such option or SAR, including any portion of the option or SAR not previously exercisable, and the option or SAR will remain exercisable for a period of three (3) years following such termination, but in no event after the expiration of such option or SAR, (ii) in the case of an award subject to performance conditions, the participant will have the right to receive a payment based on performance through a date determined by the administrator prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding restricted stock and/or RSUs not subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse.

Transferability

        Each award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated other than by will or the laws of descent and distribution, and each option or SAR is exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, outstanding options may be exercised following the participant's death by the participant's beneficiaries or as permitted by the administrator.

Duration of the 2013 Incentive Plan

        Awards may not be granted under the 2013 Incentive Plan after the tenth anniversary of the adoption by the Board of the 2013 Incentive Plan. Notwithstanding the foregoing, the 2013 Incentive Plan may be terminated at such earlier time as the Board may determine. Termination of the 2013 Incentive Plan will not affect the rights and obligations of the participants and the Company arising under awards theretofore granted.

Amendment and Termination

        Subject to limitations imposed by law, the Board of the Company may amend or terminate the 2013 Incentive Plan at any time and the administrator may amend or alter any agreement or other document evidencing an award made under the 2013 Incentive Plan. However, no such amendment or termination may deprive the recipient of an award previously granted under the 2013 Incentive Plan of any rights thereunder without his or her consent. Notwithstanding the foregoing, no such amendment shall, without the approval of the shareholders of the Company:

  (a)
  increase the maximum number of Common Stock for which awards may be granted under the 2013 Incentive Plan;

  (b)
  reduce the price at which options may be granted below the price provided for in the 2013 Incentive Plan;

  (c)
  reprice outstanding options or stock appreciation rights;

  (d)
  extend the term of the 2013 Incentive Plan;

  (e)
  change the class of persons eligible to be participants; or

  (f)
  otherwise amend the 2013 Incentive Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

Compensation Recoupment Policy

        Subject to the terms and conditions of the 2013 Incentive Plan, the administrator may provide at the time an award is granted that any participant and/or any award, including any shares subject to an award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

New Plan Benefits

        As of the date of this Proxy Statement, no awards have been made pursuant to the 2013 Incentive Plan. The benefits that will be awarded or paid pursuant to the 2013 Incentive Plan are not currently determinable. On the Record Date, the closing sales price of the Common Stock was $7.49. Information about awards granted to our named executive officers during 2012 under our 2000 Stock Incentive Plan can be found under the heading Compensation Discussion and Analysis—Grants of Plan-Based Awards Table.

Federal Income Tax Treatment

        The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participants in connection with the 2013 Incentive Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual participant. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

        Nonqualified Options—An employee will not recognize any income upon receipt of a nonqualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

        Incentive Stock Options—An employee who receives an incentive stock option ("ISO") will not recognize any income for federal income tax purposes upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. The optionee generally will not be taxed upon exercise, but the difference between the fair market value of the stock on the date of exercise and the option exercise price is an item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

        With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

        Stock Appreciation Rights—Upon exercise of a SAR, an employee will recognize taxable income in the amount of the aggregate cash received. An employee who receives unrestricted shares upon exercise of a SAR will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the employee.

        Restricted Stock—Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the Company, the employee may not claim a deduction with respect to the income recognized as a result of the election.

        Generally, when an employee disposes of shares acquired under the 2013 Incentive Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

        Restricted Stock Units—Employees who are granted RSUs do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and the Company will receive a corresponding deduction.

        Potential Limitation on Deductions—As described above, special rules limit the deductibility of compensation paid to the chief executive officer and to each of the next three most highly compensated executive officers, other than the chief financial officer. Under Section 162(m), unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2013 Incentive Plan will be deductible under all circumstances.

        Federal Income Tax Consequences to the Company—To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

        Tax Withholding—To the extent required by applicable federal, state, local or foreign law, a participant will be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of the award.

        Section 409A—Section 409A of the Code applies to any awards under the 2013 Incentive Plan that are deemed to be deferred compensation. If the requirements of Section 409A of the Code are not met, the recipient may be required to include deferred compensation in taxable income, and additional taxes and interest may be assessed on such amounts. If any awards are subject to Section 409A, we intend to have the awards comply with Section 409A of the Code. As described above, Section 162(m) denies a deduction to any publicly held Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either on their own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

        Approval of the 2013 Incentive Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2013 INCENTIVE PLAN.

Equity Compensation Plan Information

        In fiscal 2012, we had two equity compensation plans. We are currently granting stock-based awards from our Amended and Restated 2000 Stock Incentive Plan (the "2000 Stock Incentive Plan") and Amended and Restated 2000 Employee Stock Purchase Plan (the "2000 ESPP," and together with the 2000 Stock Incentive Plan, the "Plans"). The Plans are administered by the Compensation Committee and the Board.

        The 2000 Stock Incentive Plan was originally adopted by the Board and approved by our shareholders in 2000 and its original ten-year term was extended to March 15, 2015 when it was amended in June 2005. Under the terms of the 2000 Stock Incentive Plan, we are authorized to grant a variety of incentive awards based on our Common Stock, including stock options (both incentive stock options and non-qualified stock options), restricted stock, RSUs, performance shares and other stock awards. In May 2011, the shareholders of Insmed approved an amendment of our 2000 Stock Incentive Plan (the "Amended Incentive Plan") to increase the number of shares of Common Stock reserved and available for issuance under the 2000 Stock Incentive Plan by 3,000,000 shares to a total of 3,925,000 (adjusted for stock splits) shares of Common Stock. These shares are reserved for awards to all participants in the 2000 Plan, including non-employee directors.

        The 2000 ESPP was adopted by the Board on April 5, 2000, and was approved by our shareholders on the same date. It was amended by the Board to increase the number of shares available for issuance, and such amendment was approved by our shareholders on May 11, 2005. The 2000 ESPP was subsequently amended and restated by action of the Board on October 4, 2006 and the amendment and restatement were approved by our shareholders on December 14, 2006. Under the terms of the 2000 ESPP, the Company may offer eligible employees an opportunity to purchase our Common Stock, at a discount, through payroll deductions up to a maximum value of $25,000 per year. The 2000 ESPP provides for the issuance of a maximum of 150,000 shares of our Common Stock. The Company did not offer employees the right to purchase Common Stock under the 2000 ESPP in 2012.

        The following table presents information as of December 31, 2012, with respect to the Plans.

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders:
Amended and Restated 2000 Stock Incentive Plan(2)	2,363,296	$3.92	737,448
Amended and Restated 2000 Employee Stock Purchase Plan	—	—	36,538

Total:	2,363,296	$3.92	773,986

(1)
We do not have any equity compensation plans that have not been approved by our shareholders.

(2)
To the extent that stock options or stock appreciation rights granted under the 2000 Stock Incentive Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of restricted stock or performance units are forfeited, the shares of Common Stock underlying such grants will again become available for purposes of the 2000 Stock Incentive Plan.

PROPOSALS FOR 2014 ANNUAL MEETING

        Shareholder proposals intended for inclusion in our Proxy Statement for the 2014 Annual Meeting of Shareholders must be received at our offices no later than the close of business on December 30, 2013. All such proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") and must be submitted to the Corporate Secretary, Insmed Incorporated, 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey 08852-1923.

        Under our Bylaws, any shareholder (as defined in our Bylaws) who wishes to present other business or nominate a director candidate at the 2014 Annual Meeting of Shareholders must give timely written notice of any such business or nomination to our Corporate Secretary in advance of the meeting. Such written notice must comply with the requirements in our Bylaws and must be given, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary at the address given above no later than 120 days nor more than 150 days before the anniversary of the immediately preceding year's annual meeting. Accordingly, for the 2014 Annual Meeting of Shareholders, our Corporate Secretary must receive such written notice no earlier than December 24, 2013 and no later than January 23, 2014. If the date of the 2014 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 23, 2014 (the anniversary of this year's Annual Meeting), then the written notice must be received no later than the 120th day prior to such Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such Annual Meeting was first made. If a shareholder fails to meet these requirements or fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote on any such business or nomination in accordance with our best judgment. Our Bylaws are available on our website at www.insmed.com under the heading "Investor Relations—Corporate Governance" or by submitting a written request to the Corporate Secretary, Insmed Incorporated, 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey, 08852.

INTERNET AVAILABILITY OF PROXY MATERIALS

        We furnish our proxy materials on the internet in addition to mailing paper copies of the materials to each shareholder. Instructions on how to access and review the proxy materials on the internet can be found at the end of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

        We will provide without charge to each person to whom this Proxy Statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, including the financial statements and financial statement schedules. Requests should be directed to Ms. Andrea Holtzman Drucker, J.D., Corporate Secretary, Insmed Incorporated, 9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey 08852, (732) 997-4517. In connection with any such request, we will provide a list of exhibits to the Annual Report on Form 10-K, and will provide copies of such exhibit upon the payment of a reasonable fee set forth in such listing.

 SEPARATE COPIES FOR BENEFICIAL HOLDERS

        Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single set of proxy materials and Annual Report to that address. Only one set of proxy materials and Annual Report will be delivered to such address unless we receive contrary directions from one or more of such beneficial owners. Any such beneficial owner can request a separate copy of these proxy materials or the Annual Report by contacting our Corporate Secretary as described above, and we will promptly provide a separate copy. If you are the beneficial owner, but not the record holder, of the Company's shares and wish to receive only one copy of the Proxy Statement and Annual Report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

 OTHER MATTERS

        The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors
/s/ ANDREA HOLTZMAN DRUCKER, J.D. Andrea Holtzman Drucker, J.D., Corporate Secretary

April 29, 2013

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE INSMED INCORPORATED ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2013:

The Proxy Statement and Annual Report are available at www.insmed.com under the heading "Investor Relations—SEC Filings."

EXHIBIT A

INSMED INCORPORATED
2013 INCENTIVE PLAN

Effective as of [                        ], 2013

INSMED INCORPORATED
2013 INCENTIVE PLAN

1.     Purpose

        The purpose of the Insmed Incorporated 2013 Incentive Plan (the "Plan") is to advance the interests of Insmed Incorporated (the "Company") by aligning the individual interests of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, to those of Company shareholders and by providing such individuals with an incentive to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the existing Insmed Incorporated Amended and Restated 2000 Stock Incentive Plan (the "Prior Plan") with respect to future awards, and provides for the grant of Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.     Definitions

        As used in the Plan, the following terms shall have the meanings set forth below:

          (a)   "Administrator" means the Administrator of the Plan in accordance with Section 6.

          (b)   "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

          (c)   "Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto.

          (d)   "Award" means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan.

          (e)   "Award Agreement" means any written or electronic agreement or other instrument evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

          (f)    "Board" means the board of directors of the Company.

          (g)   "Change in Control" means the occurrence of any one of the following:

            (1)   any Person becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of at least 50% of either (A) the value of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") (the foregoing beneficial ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any person that as of the Effective Date has beneficial ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

            (2)   during any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (3)   consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) of the Company or such Acquiring Corporation) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (4)   the complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes and/or penalties pursuant to Section 409A of the Code, no event or transaction will constitute a Change in Control hereunder unless it also constitutes a "change in control event" under Section 409A of the Code.

          (h)   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

          (i)    "Committee" means the Compensation Committee of the Board (or any successor committee).

          (j)    "Common Stock" means the common stock of the Company, par value $0.01 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.

          (k)   "Company" means Insmed Incorporated, a Virginia corporation, and except as utilized in the definition of Change in Control, any successor corporation.

          (l)    "Dividend Equivalents" mean an amount payable in cash or Common Stock, as determined by the Administrator, with respect to a Restricted Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

          (m)  "Effective Date" has the meaning set forth in Section 4 of the Plan.

          (n)   "Fair Market Value" means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, the closing price for the Common Stock on such date as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Administrator deems reliable; and (ii) in the absence of an established market for the Common Stock, as determined in good faith by the Administrator by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Administrator deems appropriate.

          (o)   "Incentive Bonus" means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a performance period of not less than one year, as are specified in the Award Agreement.

          (p)   "Incentive Stock Option" means a stock option that is designated as potentially eligible to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

          (q)   "Nonqualified Stock Option" means a stock option that is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

          (r)   "Option" means a stock option awarded under Section 8 of the Plan, which may be Incentive Stock Options or Nonqualified Stock Options.

          (s)   "Participant" means any individual described in Section 3 to whom Awards have been granted or who has received a Substitute Award and any authorized transferee of such individual.

          (t)    "Performance Criteria" means the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goals for a Performance Period, which are limited to the following: (i) stock price appreciation, (ii) gross or net sales or revenue, (iii) operating profit, (vi) gross, operating or net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (v) costs, (vi) return on equity, (vii) return on assets, (viii) earnings per share, (ix) total earnings, (x) earnings growth, (xi) return on capital, (xii) return on assets, (xiii) return on sales, (xiv) cash flow (including, but not limited to, operating cash flow and free cash flow), (xv) book value per share, (xvi) market share, (xvii) economic value added, (xviii) market value added, (xix) productivity, (xx) level of expenses, (xxi) new product development, (xxii) regulatory body filings and/or approvals regarding commercialization of a product, (xxiii) implementation or completion of critical projects, (xxiv) achievement of developmental milestones, or (xxv) peer group comparisons of any of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

          (u)   "Performance Goals" means, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal shall be determined in accordance with U.S. Generally Accepted Accounting Principles.

          (v)   "Performance Period" means the period of time over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and payment of, an Award granted pursuant to Section 12(b) of the Plan.

          (w)  "Person" shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          (x)   "Plan" means the Insmed Incorporated 2013 Incentive Plan as set forth herein and as amended from time to time.

          (y)   "Restricted Stock" means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate.

          (z)   "Restricted Stock Unit" means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate.

          (aa) "Separation from Service" or "Separates from Service" means the termination of Participant's employment with the Company and all Subsidiaries that constitutes a "separation from service" within the meaning of Section 409A of the Code.

          (bb) "Stock Appreciation Right" means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, value equal to the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

          (cc) "Subsidiary" means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its equity interests.

          (dd) "Substitute Awards" means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.     Eligibility

        Any employee of the Company or an Affiliate (including an officer or director who is such an employee), member of the Board (whether or not such Board member is employed by the Company or an Affiliate), or other non-employee advisor or service provider of the Company or an Affiliate shall be eligible to receive an Award under the Plan. Notwithstanding the foregoing, a person who would otherwise be eligible to receive an Award under the Plan shall not be eligible in any jurisdiction where such person's participation in the Plan would be unlawful.

4.     Effective Date and Termination of Plan

        This Plan was adopted by the Board as of April 17, 2013 (the "Approval Date"), and it will become effective when it is approved by the Company's shareholders (the "Effective Date"). All

Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary date of the Approval Date; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Approval Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.     Shares Subject to the Plan and to Awards

        (a)    Aggregate Limits.    The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 3,000,000, plus any shares of Common Stock that were authorized for issuance under the Prior Plan that, as of the Effective Date, remain available for issuance under the Prior Plan (not including any shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plan). Shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date (such awards the "Prior Plan Awards") that, after the Effective Date, are canceled, expired, forfeited or otherwise not issued under a Prior Plan Award (including as a result of being withheld to pay withholding taxes in connection with any such awards or settled in cash) shall be added to the number of shares of Common Stock issuable under the Plan. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

        (b)    Issuance of Shares.    To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares to the Participant, then any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award (or any award granted under the Prior Plan) shall again be available for the grant of an Award pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

        (c)    Tax Code Limits.    The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 3,000,000 (subject to adjustment pursuant to Section 15 of the Plan). The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,500,000 (subject to adjustment pursuant to Section 15 of the Plan), which number shall not count any tandem SARs (as defined in Section 9). The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall not exceed $5,000,000.

        (d)    Substitute Awards.    Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6.     Administration of the Plan

        (a)    Administrator of the Plan.    The Plan shall be administered by the Administrator who shall be the Committee, or, in the absence of the Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause an Award intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.

        (b)    Powers of Administrator.    Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

          (1)   to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

          (2)   to determine which persons are eligible to receive Awards under the Plan, to which of such persons, if any, Awards shall be granted hereunder, and the timing of any such Awards;

          (3)   to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

          (4)   to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

          (5)   to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

          (6)   to determine the extent to which adjustments are required pursuant to Section 15;

          (7)   to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is appropriate to do so;

          (8)   to approve corrections in the documentation or administration of any Award; and

          (9)   to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Administrator may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 19, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Administrator may, in its sole and absolute discretion and, except as otherwise provided in Section 19, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

        (c)    Determinations by the Administrator    All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all

Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

        (d)    Delegation of Authority.    To the maximum extent permitted by applicable law, the Committee may by resolution delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority; and provided further that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act or otherwise have the title of Vice President or above, or (ii) "covered employees" under Section 162(m) of the Code. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

        (e)    Subsidiary Awards.    In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

7.     Plan Awards

        (a)    Terms Set Forth in Award Agreement.    The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Administrator for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Administrator, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award, as applicable, shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Administrator any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

        (b)    Separation from Service.    Subject to the express provisions of the Plan, the Administrator shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant's Separation from Service.

        (c)    Rights of a Shareholder.    A Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Administrator.

8.     Options

        (a)    Grant, Term and Price.    The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company's insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Administrator will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of Section 409A and/or Section 424 of the Code, as applicable. The exercise price of any Option may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

        (b)    No Repricing without Shareholder Approval.    Other than in connection with a change in the Company's capitalization (as described in Section 15), at any time when the exercise price of an Option is above the Fair Market Value of a share of Common Stock, the Company shall not, without shareholder approval, (i) reduce the exercise price of such Option, (ii) exchange such Option for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise or base price or (iii) otherwise reprice such Option.

        (c)    No Reload Grants.    Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

        (d)    Incentive Stock Options.    Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a "10% Shareholder"), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

        (e)    No Shareholder Rights.    Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.     Stock Appreciation Rights

        (a)    General Terms.    The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan ("tandem SARs") or not in conjunction with other Awards ("freestanding SARs"). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR's grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

        (b)    No Repricing without Shareholder Approval.    Other than in connection with a change in the Company's capitalization (as described in Section 15), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Company shall not, without shareholder approval (i) reduce the exercise or base price of such Stock Appreciation Right, (ii) exchange such Stock Appreciation Right for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise or base price or (iii) otherwise reprice such Stock Appreciation Right.

        (c)    No Shareholder Rights.    Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.   Restricted Stock and Restricted Stock Units

        (a)    Vesting and Performance Criteria.    The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Restricted Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions in accordance with Section 12 of the Plan.

        (b)    Dividends and Distributions.    Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Restricted Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Administrator may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to unearned Awards of Restricted Stock or Restricted Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or Restricted Stock Units have been earned.

        (c)    Voting Rights.    Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company's stock ledger.

11.   Incentive Bonuses

        (a)    Performance Criteria.    The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such maximum amount payable, and which criteria may be based on performance conditions in accordance with Section 12 of the Plan or other performance criteria. The Administrator may specify whether and to what extent an Incentive Bonus is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, any Incentive Bonus that is intended by the Administrator to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be subject to Section 12(b) of the Plan.

        (b)    Timing and Form of Payment.    The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Administrator.

        (c)    Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals and subject to Section 12(b) of this Plan, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be adjusted by the Administrator on the basis of such further considerations as the Administrator shall determine.

12.   Qualifying Performance-Based Compensation

        (a)    General.    The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Options, Stock Appreciation Rights or shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Performance Criteria or other standards of financial performance and/or personal performance evaluations.

        (b)    Performance-Based Compensation Under Section 162(m) of the Code.    The Administrator may determine, at the time an Award of Restricted Stock, Restricted Stock Units or an Incentive Bonus, is granted, whether such Award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code. For any Award intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the following provisions shall apply:

          (1)    Establishment of Performance Goals.    During the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Administrator shall, in writing, (A) select the Performance Criteria applicable to the Performance Period, (B) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (C) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each designated Participant for such Performance Period.

          (2)    Adjustments.    The Administrator may, in its sole discretion, provide that that any evaluation of performance under a Performance Goal shall include or exclude any of the following events that occurs during the Performance Period: (A) the effects of charges for restructurings, discontinued operations, extraordinary items, (B) items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, (C) the cumulative effect of accounting change, (D) asset write-downs, (E) litigation, claims, judgments, settlements or loss contingencies, (F) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (G) accruals for reorganization and restructuring programs, (H) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, (I) items relating to financing activities, (J) items related to acquisitions, (K) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period, (L) items attributable to the business operating of any entity acquired by the Company during the Performance Period, (M) items related to amortization of acquired intangible assets, (N) items that are outside the scope of the Company's core, on-going business activities, or (O) any other items of significant income or expense which are determined to be appropriate adjustments. For all Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

          (3)    Certification.    Following the completion of the Performance Period, the Administrator shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period.

          (4)    Negative Discretion.    In determining the amount earned under such Awards, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

          (5)   Payment of Performance-Based Compensation. Unless otherwise provided in the applicable Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

13.   Deferral of Payment

        The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of shares of Common Stock upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, the Administrator may, in its sole discretion, deny any deferral of the delivery of shares of Common Stock or any other payment with respect to any Award if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator or the Board.

14.   Conditions and Restrictions Upon Securities Subject to Awards

        The Administrator may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15.   Adjustment of and Changes in the Stock; Change in Control

        (a)    Adjustments Upon Certain Unusual or Nonrecurring Events.    The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company's security holders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

        (b)    Adjustments Upon Other Events.    In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole discretion.

        (c)    Change in Control.    Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the Effective Date, unless provision is made in connection with the Change of Control for (i) assumption of Awards previously granted or (ii) substitution for such Awards of new awards covering stock of a successor corporation or its "parent corporation" (as defined in Section 424(e) of the Code) or "subsidiary corporation" (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the exercise prices, if applicable, (A) the Administrator shall make an adjustment to any or all Awards as the Administrator deems appropriate to reflect such Change in Control or (B) (1) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, and the unexercised portion of such Option or Stock Appreciation Right shall be cancelled upon on the consummation of the Change in Control; (2) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Administrator prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable); and (3) in the case of outstanding Restricted Stock and/or Restricted Stock Units not subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse.

        (d)    Termination Following a Change in Control.    Unless otherwise expressly provided for in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant's involuntary termination of employment within twenty-four (24) months following a Change in Control, provided that such termination does not result from the Participant's termination for disability, cause or gross misconduct: (i) in the case of an Option or Stock Appreciation Right, each Option or Stock Appreciation Right shall immediately become exercisable and shall remain exercisable for the lesser of three (3) years following such termination and the expiration of such Option or Stock Appreciation Right; (ii) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Administrator prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable); and (iii) in the case of outstanding Restricted Stock and/or Restricted Stock Units not subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse.

        (e)   The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

16.   Transferability

        Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant's death by the Participant's beneficiaries or as permitted by the Administrator.

17.   Compliance with Laws and Regulations

        This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

        In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company's obligations with respect to tax equalization for Participants employed outside their home country.

18.   Withholding

        To the extent required by applicable federal, state, local or foreign law, the Administrator may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Administrator, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Administrator, shares of Common Stock.

19.   Amendment of the Plan or Awards

        The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the shareholders of the Company:

          (a)   increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

          (b)   reduce the price at which Options may be granted below the price provided for in Section 8(a);

          (c)   reprice outstanding Options or SARs as described in 8(b) and 9(b);

          (d)   extend the term of this Plan;

          (e)   change the class of persons eligible to be Participants; or

          (f)    otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

        No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder's consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20.   No Liability of Company

        The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Administrator shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.   Non-Exclusivity of Plan

        Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of retention shares or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22.   Governing Law

        This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Virginia and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.   No Right to Employment, Reelection or Continued Service

        Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant's employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24.   Forfeiture Upon Termination of Employment

        Except as otherwise provided by the Administrator in the Award Agreement, unvested Awards shall be forfeited if the Participant terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason.

25.   Specified Employee Delay

        To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee's Separation form Service (or, if earlier, the specified employee's death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee's Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee's death).

26.   No Liability of Committee Members

        No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27.   Severability

        If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

28.   Unfunded Plan

        The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

29.   Successors

        All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

30.   Recoupment Policy

        Subject to the terms and conditions of the Plan, the Administrator may provide that any Participant and/or any Award, including any shares of Common Stock subject to an award, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Al Altomari O Steinar J. Engelsen, M.D. O Will Lewis 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Insmed Incorporated for the year ending December 31, 2013: 3. Ratification and approval of certain equity compensation awards previously granted to certain employees and directors under the Insmed Incorporated 2000 Stock Incentive Plan: 4. Approval of the Insmed Incorporated 2013 Incentive Plan: Using a black ink pen, mark your votes with an X in the appropriate box. Please do not write outside the designated areas. This Proxy, when properly executed, will be voted in the manner directed in this Proxy by the undersigned shareholder. If no direction is made, this Proxy will be voted "for" each if the director nominees in Proposal 1, "for" Proposals 2, 3 and 4 and, in the discretion of the proxies, upon such other business as may properly come before the meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF INSMED INCORPORATED May 23, 2013 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. Vote by phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS ON PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20330303000000000000 7 052313 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.insmed.com under the heading "Investors - SEC Filings."

14475 INSMED INCORPORATED Monmouth Junction, NJ PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INSMED INCORPORATED FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2013 The undersigned hereby appoints Donald Hayden, Jr., Will Lewis, Andrew T. Drechsler, and Andrea Holtzman Drucker, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of Common Stock of Insmed Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 23, 2013, 2013 at 9:00 a.m. local time, at the Hilton East Brunswick Hotel and Executive Meeting Center, 3 Tower Center Boulevard, East Brunswick, New Jersey and at any and all adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be signed on the reverse side.)